UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

BROWN SHOE COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2009

To Brown Shoe Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Brown Shoe Company, Inc. to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri, in the Conference Center, on Thursday, May 28, 2009, at 11:00 a.m., Central Daylight Time.

This year we have elected to take advantage of the Securities and Exchange Commission’s rule that allows us to furnish proxy materials to you via the Internet. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 14, 2009, we mailed to our shareholders a Notice containing instructions on how to access our Proxy Statement and 2008 Annual Report online. If you receive a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The Notice contains instructions on how to receive a paper copy of the materials.

In the following pages, we provide a formal notice of the meeting and the Proxy Statement. Our 2008 Annual Report to Shareholders, which provides detailed information relating to our activities and operating performance, is available at www.brownshoe.com/annualmeeting. If you have requested paper copies of these materials, a proxy card will also be enclosed.

Whether or not you plan to attend the Annual Meeting of Shareholders, we encourage you to vote your shares. You may vote:

•	via Internet,

•	by telephone,

•	by mail, or

•	in person at the meeting.

On behalf of your board of directors and management, we look forward to seeing you at the meeting.

Sincerely yours,

Ronald A. Fromm
Chairman of the Board and
Chief Executive Officer

Brown Shoe Company, Inc.
8300 Maryland Avenue, St. Louis, Missouri 63105-3693

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 28, 2009

TIME:	11:00 a.m., Central Daylight Time

PLACE:	8300 Maryland Avenue Conference Center St. Louis, Missouri 63105-3693

Matters to be voted on:

1. Election of six directors

2. Ratification of Ernst & Young LLP as the Company’s independent registered public accountants

3. Any other matters if properly raised

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. Any proxy may be revoked at any time prior to its exercise at the meeting.

Registered holders may vote:

1. By Internet: go to http://www.proxyvoting.com/bws,

2. By toll-free telephone: call 1-866-540-5760, or

3.	By mailing a proxy card if you have requested one: mark, sign, date and return in the postage-paid envelope provided.

Beneficial holders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your holder of record to vote your shares.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Michael I. Oberlander
Senior Vice President, General Counsel and
Corporate Secretary

April 14, 2009

PROXY STATEMENT — 2009 ANNUAL MEETING OF SHAREHOLDERS

Page No.

What is the role of management in determining compensation?	25
Who evaluates the CEO’s performance?	25
What is the Committee’s process for setting executive compensation?	26
How did the Committee set the NEOs’ compensation for fiscal 2008?	27
2008 Total Compensation Opportunity	27
Grant Date Market Analysis for Fiscal 2008	27
Base Salary 2008	29
Annual Incentive 2008	29
Long-Term Incentives 2008-2010 and Equity Grants	30
What was the compensation earned by the NEOs for fiscal 2008 and how did that compare with the 2008 target compensation that was approved by the Committee?	32
What benefit plans does the Company maintain to provide NEOs with post-retirement income replacement?	33
Do we provide severance or change-in-control benefits to the NEOs?	34
What perquisites do the NEOs receive?	35
What market or peer group data was used to determine 2008 compensation?	36
What program changes will you be making to executive compensation for 2009?	36
Impact of Adverse Economic Conditions and Decline in Stock Price	37
Change in Market Valuation Methodology for Share Awards	37
Incentive Plan Redesign	38
Fiscal 2009 Compensation Levels	39
Do we have stock ownership requirements for our NEOs?	41
What is the Committee’s practice for making equity grants?	41
What is the Committee’s policy on deductibility of compensation?	41
Report of the Compensation Committee	42
EXECUTIVE COMPENSATION	43
Summary Compensation	43
Description of Plan-Based Awards	46
Annual Incentive Awards	47
Long-Term Incentive Awards	47
Equity Awards	48
Grants of Plan-Based Awards	48
Outstanding Equity Awards at Fiscal Year-End	51
Option Exercises and Stock Vested	52
Retirement Plans	53
Pension Plan	53
Supplemental Executive Retirement Plan (SERP)	53
Pension Benefits Table	54
Savings Plan (401(k) Plan)	55
Non-Qualified Deferred Compensation	55
Payments on Termination and Change in Control	56
Additional Benefits on Termination and Change in Control	57
Estimate of Payments Upon Termination and Change In Control	57
Severance Agreements	62
OTHER MATTERS	63
Shareholder Proposals for the 2010 Annual Meeting	64
Other	64

PROXY STATEMENT
FOR THE BROWN SHOE COMPANY, INC.
2009 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Why have these proxy materials been made available?

Your board of directors is soliciting proxies to be voted at the 2009 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

The record date for shareholders entitled to vote at the meeting is April 3, 2009. There were 42,904,505 shares of our common stock issued and outstanding on April 3, 2009.

On April 14, 2009, we mailed to our shareholders of record a Notice containing instructions on how to access this proxy statement and our annual report online, and we began mailing these proxy materials to shareholders who requested paper copies.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 28, 2009 in the Conference Center at our headquarters, located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 11:00 a.m., Central Daylight Time.

What am I voting on?

We are aware of two proposals to be voted on by shareholders at the annual meeting:

•	The election of six directors:
Mario L. Baeza, Carla Hendra, Michael F. Neidorff and Harold B. Wright, each for a three-year term; and
Joseph L. Bower and Julie C. Esrey, each for a two-year term, and

•	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Why haven’t I received a printed copy of the proxy or annual report?

This year we have elected to take advantage of the Securities and Exchange Commission’s (“SEC”) rule that allows us to furnish proxy materials to you via the Internet. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 14, 2009, we mailed to our shareholders a Notice containing instructions on how to access our proxy statement and 2008 annual report online. If you hold your shares through a broker or bank, the Notice will be sent to you by your bank or brokerage firm. If you receive a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The Notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. You can view both the proxy statement and annual report on the Internet by accessing our website at www.brownshoe.com/annualmeeting. Information on our website does not constitute part of the proxy statement.

How can I get paper copies of the proxy materials?

The Notice you received describes how to receive paper copies of the proxy materials.

How can I vote my shares?

Most shareholders have a choice of voting in one of four ways:

•	via Internet,

•	by telephone,

•	by mail, or

•	in person at the meeting.

Please read the instructions on the Notice, proxy card or the information sent by your broker or bank.

If I am a registered holder, how do I vote by proxy?

Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the Notice. Voting by telephone or Internet will help us reduce costs. If you vote promptly, you can save us the expense of a second mailing.

•	Voting your proxy by Internet.

The website for Internet voting is http://www.proxyvoting.com/bws. Internet voting is available 24 hours a day, 7 days a week until 11:59 pm Eastern Time on the day before the meeting.

•	Voting your proxy by telephone.

In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number: 866-540-5760. Telephone voting is available 24 hours a day, 7 days a week until 11:59 pm Eastern Time on the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	Voting your proxy by mail.

If you have requested printed proxy materials and received a proxy card, you can vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Even if you have a proxy card, you can still vote by Internet or telephone.

If you vote by proxy using any of these three methods, your shares will be voted in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director and “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accountants. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matter that is required to be acted on at the annual meeting other than those discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the Notice or proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

What should I do if I hold my shares through a broker or bank?

If your shares are held in “street name” by a bank or brokerage firm as your nominee, your bank or broker will send you a separate package describing the procedures for voting your shares. You should follow the instructions provided by your bank or brokerage firm.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on April 3, 2009, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you by your broker or bank.

If you are a shareholder of record, you will receive only one Notice for all the shares you held as of the record date, April 3, 2009, and the name and address section on the Notice will indicate the number of shares you hold. This includes shares in certificate form as well as shares in book-entry form.

What is the difference between holding shares as a “shareholder of record” or “registered holder,” versus being a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the “shareholder of record” or a “registered holder” with respect to those shares. The Notice has been sent to you directly by the Company.

If your shares are held in “street name,” such as through a stock broker or bank, you are considered the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker or bank on how to vote your shares by following the instructions provided by your broker or bank.

The Notice concerning our annual meeting and the availability of our proxy statement and 2008 annual report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of Six Directors	The nominees who receive the most votes for the available positions will be elected, with four director positions available for a term expiring in 2012 and two director positions available for a term expiring in 2011. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accountants	The affirmative vote of a majority of the shares voting either for or against Proxy Proposal 2 is required for the proposed ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Other matters	The affirmative vote of a majority of the shares voting either for or against such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on a particular proposal, the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals under the rules of the New York Stock Exchange (“NYSE”) and the “beneficial owner” has not instructed the broker how to vote on these proposals. If you are a beneficial owner, your bank or broker is permitted to vote your shares on the election of directors and ratification of the appointment of independent registered public accountants, even if the holder does not receive voting instructions from you.

Shares represented by proxies that are marked vote “withheld” with respect to the election of any person to serve on the board will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” with respect to any other proposal, including Proposal 2, will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote. Shares represented by proxies that deny the proxy-holder discretionary authority to vote on such other proposal (broker non-votes) will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred. If we decide to retain a proxy solicitor, we will pay the fees charged by the proxy solicitor.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in our Report on Form 10-Q for the first quarter of 2009, which we expect to file on or before June 11, 2009. You can obtain a copy of the Form 10-Q on our website at www.brownshoe.com/secfilings, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of Notices delivered to my household?

SEC rules allow delivery of a single Notice or a single annual report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the Notice and other materials, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,”

reduces the volume of duplicate information you receive, as well as our expenses. If your family has multiple accounts, you may have received householding notification from your broker earlier this year and, consequently, you may receive only one Notice or other materials. If you prefer to receive separate copies of the Notice and other materials, either now or in the future, we will promptly deliver, upon your written or oral request, separate copies, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Senior Vice President, General Counsel and Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one Notice or other shareholder materials delivered to the household in the future, please contact us at the same address or telephone number.

CORPORATE GOVERNANCE

Our Principles and Governance Guidelines

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The corporate governance guidelines are available on our website at www.brownshoe.com/governance. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the rules and listing standards of the NYSE, and SEC regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting. The charters for the board’s Executive, Audit, Compensation and Governance and Nominating Committees are also available on our website at www.brownshoe.com/governance, and copies of these charters, our Corporate Governance Guidelines, as well as our Code of Business Conduct and Code of Ethics will be provided to shareholders, upon written or oral request to our Senior Vice President, General Counsel and Corporate Secretary, 8300 Maryland Avenue, St. Louis, Missouri 63105, or by telephone at (314) 854-4000. Information on our website shall not be deemed to constitute part of this proxy statement.

Director Independence

Currently, of the thirteen members of the board, eleven meet the NYSE standards for independence. A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines, available on our website at www.brownshoe.com/governance. As of the date of this proxy statement, Ronald A. Fromm and Diane M. Sullivan are both directors and executive officers and are not independent directors. The board has determined that each of the other members of the board is independent, including Mr. Baeza, Dr. Bower, Ms. Esrey, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, Mr. McGinnis, Mr. Neidorff, Mr. Upbin and Mr. Wright. In making its determination of independence, the board was apprised that Ms. Hendra is affiliated with OgilvyOne LLC, to which the Company made payment in fiscal 2008 related to services provided in the prior fiscal year. The board determined that the amounts paid by the Company to this director-affiliated entity in fiscal 2008 were not material to the Company or to such director-affiliated entity. With our board comprised of eleven independent directors out of thirteen, we are in compliance with our goal, as set forth in the Corporate Governance Guidelines, that two-thirds of the directors will be independent under the NYSE standards.

The independent (non-management) members of the board meet regularly without any members of management present. In accordance with our Corporate Governance Guidelines, Dr. Bower, as chair of the Executive Committee, presides at such executive sessions (and if he is absent, then another director who is a member of the Executive Committee presides in his place). Only independent directors serve on our Audit, Compensation, and Governance and Nominating Committees.

Code of Ethics

We have a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. We have an additional Code of Ethics that is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website at www.brownshoe.com/governance, and copies of these codes will be provided to shareholders, upon written or oral request to our Senior Vice President, General Counsel and Corporate Secretary, 8300 Maryland Avenue, St. Louis, Missouri 63105, or by telephone at (314) 854-4000. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the Company) either code on our website.

Communicating with the Board

Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group may write to the individual director or group, c/o Office of the Corporate Secretary, Brown Shoe Company, Inc., 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@brownshoe.com. The board approved a process for handling communications received by the Company and addressed to non-management members of the board. Under that process, a staff member assisting the Company’s Corporate Secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the staff member, deals with the functions of the board or its committees or that the staff member otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and which is addressed to members of the board, and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Meetings and Committees

Meetings

The board has the following four committees: Audit, Compensation, Executive, and Governance and Nominating. The table below indicates the current membership of each committee and how many times the board and each committee met in fiscal 2008. Each director attended at least 75% of the total number of meetings of the board and of the committees on which he or she serves. All of our directors except one attended the 2008 annual meeting.

Governance and
Name	Board	Audit	Compensation	Executive	Nominating

Mario L. Baeza(1)	Member
Joseph L. Bower	Member		Member	Chair	Chair
Julie C. Esrey	Member		Member		Member
Ronald A. Fromm	Chair			Member
Carla Hendra	Member				Member
Ward M. Klein(2)	Member	Member
Steven W. Korn	Member	Member			Member
Patricia G. McGinnis	Member		Member		Member
W. Patrick McGinnis	Member	Member	Chair
Michael F. Neidorff	Member		Member
Diane M. Sullivan	Member
Hal J. Upbin	Member	Chair		Member
Harold B. Wright(1)	Member
Number of 2008 Meetings	7	7	6	—	2

(1)	Both Mr. Baeza and Mr. Wright joined the board on March 6, 2008.

(2)	Mr. Klein was appointed to the Audit Committee on May 22, 2008.

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the Company’s consolidated financial statements; (b) the financial reporting process and system of internal accounting and financial controls; (c) compliance with ethics policies, legal and regulatory requirements, and the Company’s independent registered public accountants’ qualifications and independence; and (d) the performance of the Company’s internal audit function and independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the Audit Committee is composed solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Exchange Act and operates under a written charter adopted by the entire board. The board has determined, in its judgment, that Mr. Upbin qualifies as a “financial expert.” The board, through the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than three public companies (including our Audit Committee). Also see “Audit Committee Report.”

Compensation Committee (the “Committee”)

The Compensation Committee’s primary responsibility is to establish the executive officers’ compensation, including the compensation for each of the executive officers named in the Summary Compensation Table herein (“NEO”). The Committee also reviews changes in the compensation of other key management employees; reviews and approves or makes recommendations to the board concerning incentive compensation plans, equity-based plans and other executive benefit plans; approves the participation of executives and other key management employees in the various compensation plans and makes awards to participants; reviews our compensation programs; monitors our promotion and management development practices; and approves the inclusion of the Compensation Discussion and Analysis (“CD&A”) in this proxy statement. The Committee meets several times each year, and Committee agendas are established in consultation between the Committee chair and management. In setting annual compensation, the Committee receives from our Chief Executive Officer the performance assessment, internal ranking and compensation recommendation for each of the other NEOs, along with percentage variance to the median peer group data for the principal compensation elements. The Committee meets in executive session when discussing compensation for the Chief Executive Officer.

The Company, through its Total Rewards department, has retained Hewitt Associates LLC (“Hewitt”) as its compensation consultant for both executive and director compensation. The executive compensation services are provided upon request from our Vice President — Total Rewards and are focused on matters related to the Committee’s activities; as deemed appropriate, the consultant’s work product and advice are communicated to the Committee. In 2008, a separate division of Hewitt was used to advise the Company regarding amendments to our 2002 incentive plan, with a specific focus on maximizing shares to be available under the plan consistent with anticipated investor concerns of dilution and overhang and criteria published by RiskMetrics Group. The Company also retains Towers Perrin for pension-related consulting services. The role of the compensation consultant and management are also discussed in the CD&A. The Committee does not retain an independent compensation consultant to provide information, make compensation recommendations or assist in the compensation review and decision-making process.

The board has determined, in its judgment, that the Compensation Committee is composed solely of independent directors as defined in the NYSE listing standards and operates under a written charter adopted by the entire board.

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs during the intervals between board meetings that may lawfully be delegated to it by the board. However, certain categories of matters have been expressly reserved to the full board. The Executive Committee operates under a written charter adopted by the entire board.

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors, oversees the evaluation of executive management, and reviews the effectiveness of board governance. In making its recommendation for compensation of non-employee directors, the Governance and Nominating Committee is provided with comparative peer group data prepared by Hewitt, the Company’s compensation consultant, but the consultant does not meet with the committee or participate in the fee-setting process. For membership on our board, a candidate must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. In evaluating the suitability of individual nominees, the Governance and Nominating Committee will also take into account, among other things, the nominee’s personal and professional attributes, ability to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders, ability to respect and maintain adherence to the Code of Business Conduct, and ability to balance short-term goals and long-term goals of the Company and its shareholders. The Governance and Nominating Committee will consider a candidate for director proposed by a shareholder, provided that the proposing shareholder submits the information by the specified deadline, and provides appropriate information, as discussed in more detail in the section “Shareholder Proposals for the 2010 Annual Meeting.” A shareholder seeking to propose a candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary. In accordance with the Corporate Governance Guidelines, the Governance and Nominating Committee will not recommend election of any individual as a director for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which such individual turns 72. The board has determined, in its judgment, that the Governance and Nominating Committee is composed solely of independent directors as defined in the NYSE listing standards and operates under a written charter adopted by the entire board.

Related Party Transactions

Our related party transaction policy provides for the board to review all transactions expected to exceed $120,000 in which a related party has a material interest, or for such a transaction continuing into a subsequent fiscal year that is expected to extend beyond six months or exceed $120,000 in the subsequent year. For purposes of this policy, related parties include the Company’s executive officers, directors or nominees, or 5% beneficial owners of the Company’s common stock, as well as any immediate family member of any of the foregoing, or entity controlled by them or in which they have a 10% beneficial interest. In making its determination whether to approve a related party transaction, the board shall consider such factors as the extent of the person’s interest in the transaction, the aggregate value, the availability of other sources of comparable products or services, whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, and the benefit to the Company.

The Company’s employee matching gift program generally provides a match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual. In 2006, the board approved a special match for a charitable gift commitment made by Mr. Fromm to Barnes-Jewish Hospital Foundation, in an aggregate amount of $250,000 over seven years, and $35,000 of this amount was paid in fiscal 2008. Mr. Fromm does not have a direct, material interest in this matching gift.

In fiscal 2008, there were no material transactions between the Company and its executive officers and directors, or their immediate family members, or principal shareholders.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than 10% of our common stock to report their ownership of stock and any changes in ownership to the SEC, NYSE and Chicago Stock Exchange. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that all such reports of our executive officers and directors were filed on a timely basis, except for a Form 4 due March 22, 2008 to report a single purchase transaction for Hal J. Upbin.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for fiscal 2008 were those indicated in the table under the heading “Meetings and Committees.” None of the members of the Compensation Committee has been an officer or employee of ours. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company’s board.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal 2008 Director Compensation

Non-employee directors’ compensation is established by the board upon the recommendation of the Governance and Nominating Committee. For fiscal 2008, commencing with the 2008 annual meeting on May 22, 2008, the following compensation guidelines were in effect for non-employee directors, with cash retainers payable quarterly in arrears:

•	$30,000 as an annual retainer,

•	Chairs of the Compensation, Executive and Governance and Nominating Committees each received an additional $7,500 annual retainer,

•	Chair of the Audit Committee received an additional $12,500 annual retainer,

•	An award of 2,500 shares of restricted stock or 2,500 restricted stock units (“RSUs”), at the director’s option, granted on May 22, 2008 and subject to a one-year vesting requirement,

•	$1,500 fee for each board meeting attended, or each day of such meeting if such meeting was over multiple days, and $1,000 for each committee meeting attended, regardless of whether serving as a member of the committee,

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings,

•	Opportunity to participate in the deferred compensation plan, with cash fees and retainer to be invested in phantom stock units (“PSUs”) that mirror our stock and are ultimately paid in cash, and

•	Opportunity to participate in the Non-Employee Director Share Plan and receive shares of Company common stock in lieu of cash meeting fees and retainer.

The grant of either restricted stock or RSUs to directors as part of their annual compensation is intended to align directors’ interests with those of shareholders. During the portion of fiscal 2008 prior to last year’s annual meeting, the director compensation approved in May 2007 was in effect, and provided for the same cash compensation payments to non-employee directors. In setting compensation levels for non-employee directors elected in 2008, the Governance and Nominating Committee was provided median level data for a peer group of 20 companies (most of which were also used for executive compensation peer data), with the data elements including annual retainer, board and committee meeting fees, equity grants and total annual compensation. Although our director compensation levels as compared to the peer median ranged from 16% to 29% below peer median for the annual board retainer, per board meeting fee, total retainer and fees, equity and total compensation, the board determined that no increase should be made as to the amount of compensation for 2008-2009 board service.

We also carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan. Although non-employee directors are permitted to participate in our matching gift program on the same terms offered to employees (match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual), SEC rules require that the Company match amount for directors be disclosed as compensation. Non-employee directors do not participate in the retirement plans available to employees, nor do they participate in the annual or long-term equity incentive programs that have been developed for employees. A director who is an employee does not receive payment for service as a director.

Non-Employee Director Compensation Table

The following table provides information on all cash, equity-based, and other compensation granted to non- employee directors during fiscal 2008. Although directors became eligible to participate in the Non-Employee Director Share Plan commencing January 1, 2009, this was one month prior to our fiscal year-end and no participants received any shares for services during that one-month period. Also, although non-employee directors may participate in a deferred compensation plan, that plan does not result in above-market earnings; thus, information related to the deferred compensation plan is reflected in Note 2 to the following table.

Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)
		Payment
		Deferred	Stock	All Other
Name	Cash Payment	into PSUs(2)	Awards(3)	Compensation(4)	Total

Mario L. Baeza(5)	$49,500	$—	$8,033	$—	$57,533

Joseph L. Bower	70,000	—	(20,833)	5,000	54,167

Julie C. Esrey	57,000	—	(20,833)	5,000	41,167

Carla Hendra	56,000	—	(40,027)	—	15,973

Ward M. Klein	—	57,000	(2,259)	5,000	59,741

Steven W. Korn	57,000	—	(53,922)	—	3,078

Patricia G. McGinnis	—	56,000	(46,641)	—	9,359

W. Patrick McGinnis	63,500	—	(46,641)	—	16,859

Michael F. Neidorff	—	49,500	(5,492)	—	44,008

Hal J. Upbin	69,500	—	(53,993)	—	15,507

Harold B. Wright(5)	51,500	—	8,033	—	59,533

(1)	Fees Earned or Paid in Cash includes fees payable for attending board and committee meetings in fiscal 2008 as well as the annual retainer for serving on the board and as the chair of a committee during fiscal 2008. We pay the retainers at the end of each fiscal quarter, which results in three payments being made during the fiscal year following the director’s election and the remaining payment being made in the next fiscal year. If the director receives cash payments, those amounts are in the sub-column for Cash Payment, and if the director participated in the Deferred Compensation Plan for Non-Employee Directors, those fees are shown in the sub-column Payment Deferred into PSUs.

(2)	Payment Deferred into PSUs reflects the grant date fair value of directors’ fees and retainer earned that were deferred during fiscal 2008. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, we credit each participant with a number of fully vested PSUs on the last day of each fiscal quarter based on the total retainer and meeting fees earned for the quarter divided by the market value (mean of the high and low price) of the Company’s common stock on the last trading day of the fiscal quarter. For services rendered during fiscal 2008, PSUs earned were as follows: Mr. Klein — 5,774; Ms. McGinnis — 6,501; and Mr. Neidorff — 5,072. This plan had no above-market earnings for the fiscal year.

(3)	The amounts in the Stock Awards column are calculated in accordance with SFAS No. 123R, Share Based Payment (“FAS 123R”), as adjusted for certain SEC rules. The components of, and adjustments to, these amount are described more fully in the Non-Employee Director Stock Awards table that appears in the next section. With respect to the restricted stock units (“RSUs”) issued to directors, we record expense to adjust the award to market price each period. Therefore, the stock award compensation reported for directors who received RSU grants in the current or prior years will fluctuate as the market price of our common stock fluctuates. Because RSUs are generally not paid out until the director terminates service, they will continue to change in value until date of payment. When such adjustments require us to reverse expense and result in negative values, they are reported in this table unless, in accordance with SEC regulations, the negative adjustments exceed stock awards compensation previously reported in our proxy statement for such director. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s expense for these awards, as calculated in accordance with FAS 123R and adjusted for certain SEC rules, and do not correspond to the actual value that may be recognized by the director in the year of grant or that might ultimately be realizable by the director.

For those directors who elected to receive shares of restricted Company stock rather than RSUs for their annual equity grant, the amounts in the Stock Awards column and the Company’s financial results do not reflect any change in the value of the underlying stock after the grant date (i.e., they are not “marked-to-market”). In contrast to the disclosure in our 2008 proxy statement, the Stock Awards column now excludes the change in cumulative liability related to phantom stock units (PSUs) issued under the Non-Employee Director Compensation Plan; this change in reporting as to PSUs has been made on the basis that such amounts relate to a change in the deferred compensation balance rather than current fiscal year compensation.

(4)	All Other Compensation to directors includes the Company’s match of charitable contributions up to $5,000, which is available on the same basis as for our employees. These matching contributions are not made in the name of the director. This column does not include Company expenses related to board service, including reimbursement of expenses, costs incurred for a spouse to attend a board meeting, and occasional use of corporate aircraft for a director and/or spouse to attend a board meeting. In fiscal 2008 the Company’s incremental cost for spouse attendance at board functions was minimal; and the Company incurred no incremental cost for the occasional use of the corporate jet, as Company personnel were also travelling. From time to time, a director may receive tickets to a local sporting or cultural event, for which the market value is minimal and for which the Company has no additional cost. The Company also provides directors’ and officers’ liability insurance, which the Company considers a business expense and not compensation for directors.

(5)	Messrs. Baeza and Wright were elected to the board in March 2008; accordingly they did not serve on the board or receive compensation as a director until their election.

Non-Employee Director Stock Awards

Annual awards of restricted stock or RSUs (at the director’s election) were granted on May 22, 2008 as compensation for services during the following year, with vesting at the next annual meeting date (May 28, 2009). The Stock Awards amounts reported in the Non-Employee Director Compensation table have been calculated based on the expense related to these awards recognized for financial statement reporting purposes for fiscal 2008, but the amount shown in the Non-Employee Director Compensation table as loss in value for stock awards has been reduced in accordance with SEC rules (see Note 3 below).

The following table shows the component elements for computation of the amount of “Stock Awards” shown in the Non-Employee Director Compensation table, as well as the stock awards granted to directors during fiscal 2008 and the current market value of stock awards held by such directors at fiscal 2008 year-end:

Non-Employee Director Stock Awards

									Stock and Option Awards Outstanding
	Stock Awards Expense/Reversal for 2008($)					Stock Awards Granted in 2008			at Fiscal Year-End 2008
	For 2008 Services(1)		Change in	Total Recorded	Total		Restricted Stock	RSU Grant
	Restricted		Liability	in	Per		Grant	Date	Stock			Market
	Stock	RSU	for RSUs	Financial	SEC	Number	Date Fair	Fair	Options	Restricted	RSUs	Value
Name	Expense	Expense	Outstanding(2)	Statements	Rules(3)	Granted	Value($)(4)	Value($)(4)	(#)(5)	Stock(#)(6)	(#)(7)	($)(8)

Mario L. Baeza	$—	$25,808	$(17,775)	$8,033	$8,033	2,500	$—	$38,725	—	—	2,546	$11,941

Joseph L. Bower	25,808	15,750	(160,916)	(119,358)	(20,833)	2,500	38,725	—	28,125	2,500	12,606	70,847

Julie C. Esrey	25,808	15,750	(160,916)	(119,358)	(20,833)	2,500	38,725	—	28,125	2,500	12,606	70,847

Carla Hendra	25,808	15,750	(81,585)	(40,027)	(40,027)	2,500	38,725	—	—	2,500	6,104	40,353

Ward M. Klein	—	41,558	(43,817)	(2,259)	(2,259)	2,500	—	38,725	—	—	4,098	19,220

Steven W. Korn	—	41,558	(131,716)	(90,158)	(53,922)	2,500	—	38,725	—	—	11,302	53,006

Patricia G. McGinnis	—	41,558	(178,691)	(137,133)	(46,641)	2,500	—	38,725	25,425	—	15,152	71,063

W. Patrick McGinnis	—	41,558	(178,691)	(137,133)	(46,641)	2,500	—	38,725	18,900	—	15,152	71,063

Michael F. Neidorff	25,808	15,750	(47,050)	(5,492)	(5,492)	2,500	38,725	—	—	2,500	3,273	27,075

Hal J. Upbin	—	41,558	(131,795)	(90,237)	(53,993)	2,500	—	38,725	—	—	11,308	53,035

Harold B. Wright	—	25,808	(17,775)	8,033	8,033	2,500	—	38,725	—	—	2,546	11,941

(1)	In the columns For 2008 Services, Restricted Stock Expense and RSU Expense represent the expense recorded for the annual equity awards granted to non-employee directors, to the extent related to fiscal year 2008 services. This reflects approximately four months of expense for the May 2007 grant (1,500 RSUs per director, with a grant date fair value per share of $31.50), and approximately eight months of expense for the May 2008 grant (2,500 restricted shares or RSUs per director, with a grant date fair value per share of $15.49). This amount does not include dividends paid on the restricted stock or dividend equivalents earned on the RSUs (although dividend reinvestments are included in the columns for Change in Liability for RSUs and Total Recorded in Financial Statements.

(2)	Change in Liability for RSUs Outstanding represents the change in cumulative liability (“mark-to-market”) for all RSUs outstanding as of fiscal 2008 year-end based on changes in the closing price of the stock from date of grant to year-end.

(3)	The column “Total Recorded in Financial Statements” represents the aggregate expense/reversal recorded in our consolidated financial statements related to these awards. RSU Expense also includes amounts related to RSUs issued as a result of reinvestment of dividends. However, in accordance with SEC rules, a reversal of expense for stock awards may be considered in the computation of the amount shown in the Stock Awards column of the Non-Employee Director Compensation table only if, and to the extent, such expense was previously reported in such table. Thus, for those individuals for whom there was a reversal of expense, the column Total Per SEC Rules shows the maximum reversal of expense allowed by SEC rules to be shown in the Non-Employee Director Compensation Table, and it is the numbers from this column that appear in the Non-Employee Director Compensation Table.

(4)	The grant date fair value has been determined by multiplying the mean of the high and low sale price ($15.49) of our stock on the date of grant (May 22, 2008) by the number of shares or units granted.

(5)	No stock options have been granted to non-employee directors since 2002. Outstanding stock options were fully vested upon grant, terminate at the earlier of ten years from the grant date or 60 days following retirement as a director, and have an exercise price based on the mean of the high and low price of our stock on the grant date. At fiscal year-end, the following stock options were outstanding to non-employee directors, at the exercise price noted; and per Note 8, had no intrinsic value:

	Granted 9/9/1999	Granted 5/24/2001	Granted 5/23/2002
	@$7.83	@$8.06	@$9.92
Name	(number of shares)	(number of shares)	(number of shares)

Joseph L. Bower	9,000	9,000	10,125
Julie C. Esrey	9,000	9,000	10,125
Patricia G. McGinnis	7,650	7,650	10,125
W. Patrick McGinnis	—	7,650	11,250

(6)	All of the restricted stock held by these directors was unvested as of fiscal year-end; and during the fiscal year each holder earned dividends of $525 during 2008 on these shares.

(7)	The number of RSUs outstanding at fiscal year-end includes dividend equivalents earned during fiscal 2008 as follows: Mr. Baeza — 46, Dr. Bower — 284, Ms. Esrey — 284, Ms. Hendra — 137 , Mr. Klein — 81, Mr. Korn — 243, Ms. McGinnis — 330, Mr. McGinnis — 330, Mr. Neidorff — 74, Mr. Upbin — 243, and Mr. Wright — 46.

(8)	The market value for the restricted stock and RSUs has been determined by multiplying the aggregate number of shares and units outstanding at fiscal year by $4.69, the closing price for our common stock on January 30, 2009, the last trading day of fiscal 2008. Based on this per share price, each of the outstanding options had an exercise price that exceeded the market value.

Fiscal 2009 Director Compensation

In March 2009, the Governance and Nominating Committee recommended that compensation levels for non-employee directors remain substantially the same for the year following the annual meeting, with the option to receive restricted stock or cash-settled RSUs as the annual equity grant, and the option to receive the annual retainer payment and/or meeting fees in Company shares instead of cash (based on current market value on the payment date). The exact number of shares for the annual grant of restricted stock or RSUs to non-employee directors will be determined by the board in conjunction with the annual meeting.

Restricted Stock Units and Restricted Stock

The RSUs granted to non-employee directors are the economic equivalent of a grant of restricted stock; however, no actual shares of stock are issued at the time of grant or upon payment. Rather, the award entitles the non-employee director to receive cash, at a future date, equal to the future market value of one share of our common stock for each RSU, subject to satisfaction of a one-year vesting requirement. For each grant, the board establishes an approximate aggregate cash value for the grant, and then determines the exact number of RSUs (or shares of restricted stock commencing this year) granted to each non-employee director by dividing the aggregate value of the award by the fair market value of the common stock on the date prior to the board meeting held on the same date as the annual meeting. The units or shares vest in full one year after the date of grant, and the payout of the RSUs’ value will be on the date that service as director terminates or such earlier date as a director may elect provided that the selected payout date is at least two years after the grant date for the award. The restricted stock will earn dividends at the same rate as other shareholders. Dividend equivalents are paid on RSUs at the same rate as dividends on the Company’s common stock, and are automatically re-invested in additional RSUs as of the payment date for the dividend.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors are eligible to participate on a voluntary basis in a deferred compensation plan, with deferred amounts valued as if invested in our common stock through the use of PSUs. Under the plan, we credit each participating director’s account with the number of “phantom units” that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the fair market value (calculated as the mean of the high and low price) of our stock on the last trading day of the fiscal quarter when the cash compensation was earned. Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock, and are re-invested in additional PSUs at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end on or following termination of the director’s service, and calculated based on the mean of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. For calendar year 2009, none of our non-employee directors have elected to participate in this plan as to deferral of fees earned; however, the accounts of prior participants will continue to earn dividend equivalents on the account balance.

Non-Employee Director Share Plan

In December 2008, the board adopted the Non-Employee Director Share Plan, to be effective January 1, 2009, to allow a non-employee director to receive retainer and meeting fees in shares of the Company’s stock in lieu of cash, with the number of shares issuable determined based on the mean of the high and low price of our stock, usually determined as of the first business day following the meeting or following the payment date for a retainer. While participation in this plan is optional, it enables a director to acquire additional shares to satisfy stock ownership guidelines (described below under the heading “Non-Employee Director Stock Ownership”) and to remain aligned with shareholders. Two of our directors began participating in this plan on February 1, 2009.

Non-Employee Director Stock Ownership

In March 2008, the board adopted stock ownership guidelines for non-employee directors. The purpose of these guidelines is to encourage long-term share ownership by our directors and better align the interests of non-employee directors with shareholders. The guidelines provide that all non-employee directors will hold shares of our stock or stock equivalents with a value at least equal to five times the annual cash retainer paid to them. For purposes of these guidelines, the following stock interests qualify under the guidelines: stock beneficially owned outside of Company-sponsored plans, stock held in any Company-sponsored stock-based plan, common stock units held in any Company-sponsored non-qualified deferred compensation plan and RSUs. Non-employee directors are expected to achieve the required holdings by the fifth anniversary of becoming subject to the guidelines.

STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS

The following table shows the amount of our common stock beneficially owned as of March 31, 2009, by each director and nominee, each of the named executive officers (“NEOs”) listed in the Summary Compensation Table, all current directors and executive officers as a group, and all persons or entities that we know to beneficially own more than 5% of our common stock on March 31, 2009 (based on filings made with the SEC). In general, “beneficial ownership” includes those shares for which a person has or shares the power to vote or the power to dispose, and takes into account shares that may be acquired within 60 days (such as by exercising vested stock options). Thus, the table shows the number of employee and director stock options to purchase shares of our stock that are exercisable, either immediately or by May 30, 2009 (60 days after March 31, 2009). For our non-employee directors, the table shows the total number of share units held, as these units have an investment value that mirrors the value of our common stock.

Stock Ownership

	Amount of Common Stock
	Beneficially Owned				Director
	Number of	Exercisable		% of Shares	Share
Name	Shares(1)	Options	Total	Outstanding	Units(2)

Non-Employee Directors
Mario L. Baeza	—	—	—	*	2,546

Joseph L. Bower	19,937	28,125	48,062	*	12,606

Julie C. Esrey	8,936	28,125	37,061	*	12,606

Carla Hendra	3,500	—	3,500	*	6,104

Ward M. Klein	16,086	—	16,086	*	12,588

Steven W. Korn	5,618	—	5,618	*	11,302

Patricia G. McGinnis	2,726	25,425	28,151	*	55,714

W. Patrick McGinnis	1,182	18,900	20,082	*	15,152

Michael F. Neidorff	13,293	—	13,293	*	13,310

Hal J. Upbin	4,700	—	4,700	*	11,308

Harold B. Wright	—	—	—	*	2,546

Named Executive Officers (NEOs)
Richard M. Ausick	114,663	60,729	175,392	*	—

Ronald A. Fromm	611,615	56,251	667,866	1.6%	—

Mark E. Hood	80,270	7,500	87,770	*	—

Diane M. Sullivan	206,831	174,375	381,206	*	—

Joseph W. Wood	149,921	68,134	218,055	*	—

Current Directors and Executive Officers as a group (20 persons, including persons named above)	1,569,386	577,533	2,146,919	5.0%	155,782

5% Shareholders
Barclays Global Investors, N. A. and related persons(3)	2,794,597	—	2,794,597	6.5%	—

Dimensional Fund Advisor LP(4)	2,177,692	—	2,177,692	5.1%	—

Franklin Resources, Inc. and related persons(5)	3,415,281	—	3,415,281	8.0%	—

NJF Investment Group LLC and related persons(6)	3,370,225	—	3,370,225	7.9%	—

*	Represents less than 1% of the outstanding shares of common stock.

(1)	For Dr. Bower, Ms. Esrey, Ms. Hendra and Mr. Neidorff, these amounts include 2,500 shares of restricted stock granted in lieu of the cash annual retainer for the year following the 2008 annual meeting; these shares vest in full in May 2009, and a director has voting rights and the right to receive dividends with respect to these shares. For our NEOs, these amounts include restricted stock as to which the holder has voting rights and a right to receive dividends, but no investment power, and which are subject to forfeiture based on service, as follows: Mr. Ausick — 69,031 shares; Mr. Fromm — 196,238 shares; Mr. Hood — 47,750 shares; Ms. Sullivan — 149,750 shares; Mr. Wood — 54,031 shares; and Current Directors and Executive Officers as a group — 679,269 shares. These amounts also include shares held by the trustee of the Company’s 401(k) plan for the accounts of individuals, but as to which the employee does not have the right to vote, as follows: Mr. Ausick — 3,889, Mr. Fromm — 16,392 shares, Mr. Hood — 1,270 shares, Ms. Sullivan — 3,964 shares, Mr. Wood — 3,838, and Current Directors and Executive Officers as a group — 54,702 shares. The Company is not aware that any of the shares held by individuals have been pledged; however, these shares may be held in margin or other brokerage accounts that provide that the shares may become subject to a pledge.

(2)	Share units, all of which are denominated to be comparable to, and derive their value from, shares of Company common stock, include PSUs issued under our deferred compensation plan for non-employee directors and RSUs issued to our non-employee directors as of March 31, 2009, and are vested or will be vested by May 30, 2009. The share units are ultimately paid in cash and have no voting rights.

(3)	Based on its Schedule 13G filing with the SEC on February 5, 2009, the group including Barclays Global Investors, N.A. possessed sole power to vote 2,122,738 shares and sole power to dispose of 2,794,597 shares. The other members of the group that beneficially owned our stock include Barclays Global Fund Advisors, and Barclays Global Investors, LTD., and their business address is: 400 Howard Street, San Francisco, California 94105.

(4)	Based on its Schedule 13G filing with the SEC on February 6, 2009, Dimensional Fund Advisors Inc. (“Dimensional”), possessed sole power to vote 2,120,792 shares and sole power to dispose of 2,177,692 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnished investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses sole voting and dispositive power over these shares, but disclaims beneficial ownership of such shares. Dimensional’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Based on its Schedule 13G filing with the SEC on February 6, 2009, the group including Franklin Resources, Inc. and Franklin Advisory Services, LLC (collectively “Franklin”) possessed sole power to vote 3,309,781 shares and sole power to dispose of 3,415,281 shares. The securities reported are beneficially owned by one or more open-end or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to such subsidiaries, including Franklin Advisory Services, LLC, all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal shareholders of Franklin Resources, Inc. Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and each of the investment management subsidiaries disclaim any pecuniary interest in any of the shares. Franklin’s business address is One Franklin Parkway, San Mateo, CA 94403.

(6)	Based on its Schedule 13G filing with the SEC on February 17, 2009, NFJ Investment Group LLC (“NFJ”), NFJ possessed sole power to vote 3,308,600 shares and sole power to dispose of 3,370,225 shares. NFJ is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and the shares reported are held by investment advisory clients or discretionary accounts for which NFJ serves as investment advisor, including 2,537,150 shares held by Allianz NFJ Small Cap Value Fund. NFJ’s business address is 2100 Ross Avenue, Suite 700, Dallas Texas 75201.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — Election of Directors

Structure of the Board

Our certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. This classified board structure was adopted on November 2, 1954. Each of the classes has a three-year term, and the term of one class expires each year in rotation at that year’s annual meeting. We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. Although there is no mandatory retirement policy for directors, our Corporate Governance Guidelines limit the board from filling a vacancy with an individual over 72 years of age (recently changed from 70 years), and preclude recommending an individual for election as a director for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72.

With the recent change to the Corporate Governance Guidelines, the board may nominate Joseph L. Bower and Julie E. Esrey, whose current terms expire at the 2009 annual meeting, only for two-year terms. In order to accommodate Dr. Bower and Ms. Esrey in the class of directors whose terms expire at the 2011 annual meeting, one member of that class must move to another in order for our director classes to be as equal as possible. The board has, therefore, nominated Harold B. Wright, who was elected by shareholders at the 2008 annual meeting to a three-year term ending in 2011, to a new three-year term. Assuming the election of the proposed nominees for the terms proposed, the class of directors whose term will expire in 2012 will have four members; the class whose term will expire in 2011 will have five members, including the two nominees who will be in that class; and, the class whose term will expire in 2010 will have four members. Your board has nominated for election as directors at the 2009 annual meeting four individuals, Mario L. Baeza, Carla Hendra, Michael F. Neidorff and Harold B. Wright, each for a three-year term; and two individuals, Joseph L. Bower and Julie C. Esrey, each for a two-year term.

There are no family relationships between any of our directors, nominees, and executive officers.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

NOMINEES FOR A THREE-YEAR TERM THAT WILL EXPIRE IN 2012

MARIO L. BAEZA, 58, has been a director since March 2008. He is the founder and controlling shareholder of Baeza & Co., and founder and Executive Chairman of V-Me Media, Inc. He formed Baeza & Co. in 1995 to create the first Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 1996, Baeza & Co. entered into a partnership with Trust Company of the West for the purpose of forming TCW/Latin America Partners, L.L.C. (“TCW/LAP”). Mr. Baeza served as Chairman and Chief Executive Officer of TCW/LAP from its inception until 2003, when he relinquished day-to-day operating control to form The Baeza Group, a Hispanic-owned alternative investment firm. In 2006, The Baeza Group partnered with Thirteen/WNET, a public broadcasting service affiliate, to form V-Me Media, Inc., a new national Spanish language television network to be distributed through the digital channels of public television affiliate stations. V-Me Media is controlled by The Baeza Group and Mr. Baeza serves as V-Me’s Founder and Executive Chairman. Mr. Baeza is also a director of Air Products and Chemicals, Inc., Ariel Mutual Fund Group, Israel Discount Bank of New York and Urban America LLC.

CARLA HENDRA, 52, has been a director since November 2005. Since January 2009, she has been Chief Executive Officer of Ogilvy North America, an integrated advertising and marketing services network, having previously served as Co-Chief Executive Officer since 2005. In addition, since 2007, Ms. Hendra has been Chairman of Ogilvy New York. Ms. Hendra joined Ogilvy in 1996, and her other positions since that time have included serving as President of OgilvyOne N.A., a one-to-one marketing agency, and leading the North American region of OgilvyOne Worldwide. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising from 1992 to 1996. Ms. Hendra serves as a director of Ogilvy & Mather Worldwide and OgilvyOne Worldwide. She also serves as a director of Unica Corporation, a company engaged in the enterprise marketing management software business.
MICHAEL F. NEIDORFF, 66, has been a director since March 2006. Since 1996, he has been the President and Chief Executive Officer of Centene Corporation, a government services managed care company; and since May 2004, has also served as Centene’s Chairman of the Board.
HAROLD B. WRIGHT, 67, has been a director since March 2008. Since 1997, Mr. Wright has specialized in executive search services to the retail industry, having been a partner in the Consumer Products Group as a Retail Specialist with Heidrick & Struggles since 2006, and assuming the title and responsibilities of a Partner Emeritus effective January 2008. Prior to 2006, Mr. Wright was the Vice Chairman, Consumer Products, Industrial for Highland Partners, which was acquired by Heidrick & Struggles in 2006. Prior to 1997, Mr. Wright spent 25 years at Macy’s, having served as the President of two divisions.

Your Board of Directors recommends a vote “FOR” these nominees.

NOMINEES FOR A TWO-YEAR TERM THAT WILL EXPIRE IN 2011

JOSEPH L. BOWER, 70, has been a director since 1987. Since 2008, he has been the Baker Foundation Professor of Business Administration at Harvard Business School, and prior to 2008, he was the Donald Kirk David Professor of Business Administration. Dr. Bower serves as a director of Anika Therapeutics, Loews Inc., the New America High Income Fund and Sonesta International Hotels Corporation.
JULIE C. ESREY, 70, has been a director since 1995. From 1962 to 1976, she was employed as an International Economist for Exxon Corporation, where she subsequently was engaged as a consultant. Ms. Esrey has served as a member of the Executive Committee of the Board of Trustees of Duke University and a director of the Duke Management Company. She also has served as a director of Bank IV Kansas, National Association, in Wichita, Kansas.

Your Board of Directors recommends a vote “FOR” these nominees.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2011

RONALD A. FROMM, 58, has been our Chairman of the Board of Directors and Chief Executive Officer and a director since 1999. From 1999 until January 2004, he also served as our President. From 1992 until 1998, he served as Executive Vice President of our Famous Footwear division, and prior to that time served as its Chief Financial Officer. He currently serves as Chairman Emeritus and member of the Board of Directors of the Footwear Distributors and Retailers of America (FDRA), past Chairman and current member of the of the Board of Directors of the Fashion Footwear Association of New York (FFANY), and past Chairman and current member of the Board of Directors of the Two/Ten International Footwear Foundation.
STEVEN W. KORN, 55, has been a director since 2004. From September 2005 through February 2008, he was the Publisher of the Daily Report, a legal newspaper located in Atlanta, Georgia. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. (TBS). Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues. Mr. Korn currently serves on the boards of Vassar College, Direct Group, Inc., and Precision IR Group.
PATRICIA G. McGINNIS, 61, has been a director since 1999. Commencing in 2009, she serves as a director of LMI, a management consulting firm. From 1994 through 2008, she served as the President and Chief Executive Officer of The Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. From 1982 until May 1994, she was a principal at the FMR Group, a public affairs consulting firm. Ms. McGinnis currently serves on the board of directors of the University of Maryland School of Public Policy, the Congressional Management Foundation, and the Homeland Security Institute at George Washington University. She is also a Fellow of the National Academy of Public Administration.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2010

WARD M. KLEIN, 53, has been a director since March 2007. He is a member of the Board of Directors of Energizer Holdings, Inc., a manufacturer of household and personal care products, and also serves as Chief Executive Officer of Energizer Holdings, Inc., a position he has held since January 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, and as President, International from 2002 to 2004, having first joined Energizer in 1986. Mr. Klein also serves as Deputy Chairman of the Federal Reserve Bank of St. Louis of the Eighth District Federal Reserve Bank, St. Louis.
W. PATRICK McGINNIS, 61, has been a director since 1999. He is a member of the Board of Directors and Chief Executive Officer and President of Nestlé Purina PetCare Company, a manufacturer of pet products. From 1997 until 2001, he was a member of the Board of Directors and Chief Executive Officer and President of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997, when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. Mr. McGinnis serves on the Board of Directors of Energizer Holdings, Inc.
DIANE M. SULLIVAN, 53, is our President and Chief Operating Officer, having joined the Company in 2004 as President and in March 2006 received the additional title of Chief Operating Officer. Prior to joining the Company, Ms. Sullivan served as Vice Chairman of the Footwear Group of Phillips-Van Heusen from September 2001 to December 2003. Prior to joining Phillips-Van Heusen in 2001, Ms. Sullivan was President and Chief Operating Officer for Stride Rite Corporation, where she worked from 1995 until 2001 and also held the position of Group President: Tommy Hilfiger, Stride Rite Children’s and Sperry. Ms. Sullivan serves as a member of the Board of Directors and Chairperson for the Patient Quality Committee for Barnes Jewish Hospital in St. Louis.
HAL J. UPBIN, 70, has been a director since 2004 and is Chairman Emeritus of the Board of Directors of Kellwood Company, a marketer of apparel and consumer softgoods. From 1999 to January 31, 2006, Mr. Upbin served as Chairman of the Board of Kellwood Company, and from December 1997 through June 2005, he was Chief Executive Officer of Kellwood Company. From 1994 until 1997, he was President and Chief Operating Officer of Kellwood Company, and from 1992 until 1994, he was Executive Vice President Corporate Development of Kellwood Company. He served as Vice President Corporate Development of Kellwood Company from 1990 to 1992 and was President of American Recreation Products, Inc., a subsidiary of Kellwood, from 1988 to 1992. Mr. Upbin is also a member of the Board of Trustees for Pace University and a Council Member of Washington University’s Olin School of Business.

PROPOSAL 2 — Ratification of Ernst & Young LLP as the
Company’s Independent Registered Public Accountants

Ratification of Ernst & Young LLP

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accountants to audit the Company’s consolidated financial statements for the fiscal year ending January 30, 2010. The Audit Committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the Audit Committee believes such a change would be in the best interest of the Company and its shareholders.

Representatives of Ernst & Young LLP do not plan to make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of
Ernst & Young LLP as the Company’s independent registered public accountants.

Fees Paid to Independent Registered Public Accountants

During fiscal 2008 and fiscal 2007, Ernst & Young LLP were our independent registered public accountants and charged fees for services rendered to us as follows:

Service Fees	2008 Fees	2007 Fees

Audit Fees	$1,148,418	$1,124,294
Audit-related Fees(1)	57,991	57,906
Tax Fees(2)	215,023	171,193
All Other Fees	—	—

Total	$1,421,432	$1,353,393

(1)	The audit-related services performed in 2008 and 2007 were audits of our employee benefit plans.

(2)	The tax services in 2008 and 2007 included tax compliance (including preparation and/or review of tax returns), tax planning and tax advice, including assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

In fiscal 2008, all of the audit, audit-related and tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee, or the chair of the committee to pre-approve services to be provided by the Company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC and consistent with the SEC’s rules on auditor independence and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of your board. Management is primarily responsible for the consolidated financial statements and reporting processes including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States, and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the Company’s internal and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States.

The Company’s independent registered public accountants also provided to the committee the written disclosures required by the applicable requirement of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and the committee discussed with the independent registered public accountants that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The committee considered whether the provision by Ernst & Young, LLP of non-audit services, including tax services, was compatible with their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board and the board approved including the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 31, 2009 for filing with the Securities and Exchange Commission. The committee has retained Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2009.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. In addition, it is not the duty of the committee to conduct investigations or to assure compliance with laws and regulations and the Company’s business conduct policies.

Audit Committee
Hal J. Upbin, Chair
Ward M. Klein
Steven W. Korn
W. Patrick McGinnis

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

Overall, 2008 proved to be one of the most difficult business environments in our history. We reported a loss of $3.21 per diluted share for the year; and after adjustment to exclude special charges and recoveries, we did not meet the threshold performance level of adjusted diluted earnings per share (“EPS”) for the 2008 annual incentive or the 2006-2008 long-term incentive. In addition, management has estimated that we will not meet the minimum performance threshold for payout of our outstanding long-term incentives for the 2007-2009 and the 2008-2010 performance periods. As a result, these awards remain outstanding but no longer have the retentive and incentive value originally contemplated. Our compensation programs have also been affected by the dramatic decline in our stock price since the beginning of fiscal 2008.

A continuing difficult economic environment seems likely for 2009 and our Compensation Committee has implemented cost-reduction measures to our executive compensation. However, the Committee remained steadfast in its commitment to long-term incentive horizons, pay for demonstrated performance and an emphasis on equity-based compensation that ensures direct alignment between executive and shareholder interests. In an effort to drive for the best possible outcomes while continuing to build the competencies needed to ensure future growth, the Committee approved the following changes to our 2009 executive compensation program, all of which apply to our executive officers named in the Summary Compensation Table (“NEOs”):

•	Salary freeze:

•	No merit increases for our leadership (approximately 225 people) and no market-based increases for our NEOs, and

•	1.5% salary savings for all corporate employees, including the NEOs, to result from closing our headquarters office for four additional days.

•	No changes to annual incentive target award levels as a percent of salary for our NEOs.

•	Reduced number of participants by 81% in our annual incentive plan, 63% in our long-term incentive plan, and 23% for equity award grants, as compared to 2008 levels.

•	Redesign of both the annual and long-term incentive awards:

•	Adjusted EPS to be the principal performance metric for both awards, with a minimum level to serve as a threshold for any payout;

•	Adjusted EBITDA as a Percentage of Average Net Assets to be the second metric for both awards for corporate level and NEO employees, which will add a measure of efficient use of capital to the earnings emphasis measured by Adjusted EPS;

•	Long-term award to continue with a three-year performance period, with opportunity to earn performance shares only; and

•	For both incentives, performance goals are believed to be quite challenging, and at least as difficult as prior years.

•	Clawback provision included in long-term incentive awards if individual’s malfeasance resulted in financial restatement; and forfeiture provision included in annual incentive awards for misconduct.

•	Due to the decline in our stock price, award levels of restricted stock and performance shares were determined using a market value approach. Based on a proposed aggregate market value for the executive’s long-term compensation, share amounts were then determined by using a six-month average per share value ($10.07). By using this average value, rather than the near $3.00 trading price when the Committee approved the equity and incentive award levels, the Committee reduced potential dilution.

What is the Committee’s philosophy for compensating our leadership?

The Committee oversees the design, development and implementation of our executive compensation program. The Committee’s philosophical approach is: to attract and retain executive talent by setting compensation at a level that is competitive with a similarly-sized industry peer group, encourage and reward superior performance with opportunities for additional compensation, and facilitate equity ownership so that executives will be invested as shareholders in creating and maintaining the Company’s long-term value.

What are the objectives of our executive compensation program?

The principle objectives of our executive compensation program are:

•	Pay for performance.

•	Align executives’ interests with shareholders’ interests.

•	Attract, retain and motivate talented executive leadership.

What are the key elements of our executive compensation program?

The key elements for our NEOs’ compensation, including those elements that are set annually (noted with asterisk) as to each NEO, are indicated in the following table; and each of these elements is discussed in more detail in this CD&A. Additional discussion and related compensation amounts for these elements are included in other tables in the Executive Compensation section of this proxy statement, with the related table identified in the right-hand column below:

Cross-reference to Other
Element	Primary Purpose	Key Features	Compensation Tables
Base Salary*	Fixed level of cash compensation for performing executive responsibilities.	To be commensurate with experience and level of responsibility, based on consideration of industry peer group median data, with adjustments for individual performance, executive’s expected and/or proven responsibility for contributing to our performance and overall market competitiveness.	Summary Compensation Table
Annual Incentive Plan*	Reward both short-term financial performance and individual operating performance consistent with strategic objectives.	Target cash award opportunity based on percent of salary, with payment based on fiscal year performance compared to pre-established metrics. Minimum earnings per share required and the maximum payout opportunity is a multiple of target cash award value (subject to Committee’s right to reduce based on individual performance).	Summary Compensation Table; Description of Plan-Based Awards; and Grant of Plan-Based Awards Table
Long-Term Incentive Plan*	Encourage continued high level of performance and retention of talent.	Performance awards using pre-established metrics and grid of potential payout opportunities based on a three-year performance period. Minimum Cumulative Adjusted Earnings Per Share required, and maximum payout opportunity is multiple of the target award(s) granted.	Summary Compensation Table; Description of Plan-Based Awards; Grant of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table
Equity Awards*	Align executive management interests with those of shareholders and encourage retention.	Restricted stock with four-year cliff vesting based on service. Stock options vest ratably over a period of years.	Summary Compensation Table; Description of Plan-Based Awards; Grant of Plan-Based Awards Table; Outstanding Equity Awards at Fiscal Year-End Table
Pension Benefits and Deferral Plans	Attract and retain highly compensated executives by providing post-employment replacement income and tax-efficient savings opportunities.	Participation in pension and savings plans on same terms as all employees, participation in a supplemental executive retirement plan, and opportunity to defer current compensation through 401(k) savings plan and deferred compensation plan.	Retirement Plans - Pension Benefits Table and Non-Qualified Deferred Compensation Table; Company 401(k) match in “All Other Compensation” column of Summary Compensation Table
Change in Control, Severance Payments and Non-Compete	Encourage executives to act in best interests of shareholders if actual or threatened change in control; restrict designated executives from certain activities with a competitor in the footwear industry.	Change in control provision with double trigger, severance payments for termination by Company not for cause, and non-compete restrictions following termination provided by severance agreements; and single trigger acceleration of equity awards pursuant to our incentive plan.	Additional Benefits Upon Termination and Change in Control; Estimate of Payments on Termination and Change in Control; Severance Agreements

Does the Committee use a compensation consultant?

The Company has retained Hewitt Associates for executive compensation advice. Our Vice President — Total Rewards serves as the Company’s principal contact with our consultant. As the Committee has found this outside consulting support to be both sufficient and appropriate to serve its needs, the Committee’s chairman has declined to retain a second consultant to report directly and exclusively to the Committee. Thus, no outside consultant advises the Committee directly or participates in its deliberative process regarding individual compensation levels.

Our Total Rewards department uses Hewitt as it deems necessary to support the Committee in carrying out its responsibilities throughout the year. To provide this support, particularly as to the development of compensation programs and establishing appropriate compensation levels for our most senior executives, our Total Rewards department used Hewitt for executive compensation advice in 2008 concerning:

•	Current executive compensation practices and trends.

•	Best practices regarding incentives and plan design.

•	Establishing the mix and amounts for compensation elements to achieve Company objectives.

•	Balance shareholder and management interests.

•	Peer group selection and peer group data (described in more detail below).

•	Compensation recommendations for the senior executives consistent with other Company practices and objectives.

Over the many years that Hewitt has served the Company, a representative of Hewitt has attended occasional meetings of the Committee, such as when a market study of peer group compensation has been conducted. With regard to establishing executive compensation for 2008, a representative of Hewitt did not attend any meeting of the Committee.

What is the role of management in determining compensation?

Our Vice President — Total Rewards provides advance information with recommended levels for the annual compensation elements for a group of senior executives including the NEOs, but not for our CEO. This advance information includes certain information provided by our consultant on CEO compensation as well as the consultant’s recommended level for CEO incentive and equity award levels.

Our CEO assists the Committee by making compensation recommendations for the other NEOs, including base salary and annual and long-term incentive awards. Our CEO provides to the Committee his relative value ranking for the other NEOs and the performance ratings in connection with the prescribed Company-wide evaluation process and is present at the Committee’s March meeting, along with our Senior Vice President — Chief Talent Officer, to discuss individual performance and contributions, how the Committee’s determinations can support strategic goals, and other issues of concern to the Committee.

In addition, based on our business plan and prior year performance, management develops the performance grid payout levels to be used for our annual and long-term incentive awards and provides this to the Committee for its review.

The Committee generally gives great weight to management’s recommendations, but exercises its independent discretion to accept, reject or modify these recommendations. In March 2008, the Committee discussed these recommendations with the CEO and also met in executive session, and determined to implement all of management’s recommendations as to base salary and award levels for the other NEOs for 2008.

Who evaluates the CEO’s performance?

Our Governance and Nominating Committee is responsible for evaluating the CEO’s performance, and utilizes a formal process administered by an outside human resources consulting firm for that purpose. This performance appraisal considers Mr. Fromm’s performance in the areas of organizational leadership, financial results, and board governance, and includes surveying all members of the board. When evaluating the CEO’s performance, the

Governance and Nominating Committee meets in executive session without management present, although other non-management members of the board are invited to participate in that Committee’s meeting. Subject to the Governance and Nominating Committee’s evaluation, the Compensation Committee reviews and determines the CEO’s compensation in executive session. The CEO does not interface with the Committee with respect to his own compensation, and no other Company executives are involved.

What is the Committee’s process for setting executive compensation?

The timeframe for setting annual levels of the key compensation elements for the NEOs is conducted early in the fiscal year, at the March meeting when prior year financial results are known. However, information regarding peer practices and trend development, analysis of our programs and outcomes, and discussion of possible program changes begins several months earlier. Also, throughout the year, the Committee considers overall structure and elements of the compensation and updates the types of compensation incentive and/or benefits as deemed appropriate.

The Committee utilizes a variety of information resources in fulfilling its responsibilities to determine executive compensation, with most information provided through the Company’s Vice President — Total Rewards. As requested by the Committee or as otherwise deemed appropriate to support the Committee in carrying out its responsibilities, the Company seeks information and advice from Hewitt and also utilizes other published compensation data. In connection with the March meeting, management furnishes to the Committee supplemental historical information in tabular form for each of the NEOs, including: historical salary and equity award grants, total shares subject to outstanding awards, spread value on unvested options, market value of outstanding restricted stock and current stock ownership. Peer group median data and the variance of recommended compensation from peer group median are also provided.

The Committee generally considers the following factors when establishing the annual levels for the compensation elements:

•	For each executive: the market value of each element and the total of the elements representing the annual package, to be consistent with program objectives. Factors considered on an individual basis include prior years’ compensation levels and other historical data provided; demonstrated leadership skills; prior year performance, including accomplishment of strategic objectives, personal contributions and reported performance evaluation by the supervisor; change in scope of responsibilities; long-term career goals, and, if applicable, anticipated retirement.

•	For the NEOs as a group: equity among executives for each element and the total compensation opportunity; with each NEO to have a significant portion of compensation be variable “at risk” pay tied to both short-term and long-term performance-based incentives, and with a greater percent of compensation being at risk as scope of responsibilities increase.

•	Peer group data at the median level, which serve as a baseline for considering base salary, annual incentive and total compensation; strong performance may justify compensation above the median (particularly as to base salary).

•	Prior year Company performance and current stock price.

•	Number of shares available for grant under our incentive plan, dilution based on previously issued and current equity awards and overhang calculations.

•	The Company’s strategic direction and financial position; current year budget and projections.

•	Succession planning.

•	External factors, such as market conditions for a particular job or skill set.

•	Our CEO’s recommendations and value ratings.

In considering these factors, the Committee’s deliberations are more judgmental in nature. There is no established formula for weighting these factors, some of which are intangible and not readily quantifiable, nor a pre-established priority. Depending on the year or the individual, the Committee may find certain factors more significant than others. As a group, however, they provide necessary context and perspective for determining the relative value of different senior executives to the Company and for developing a compensation program that will meet program objectives and providing the right performance incentives.

In considering performance-based compensation elements each year, such as the annual incentive and the long-term incentive plan, the Committee evaluates the performance metrics as well as the performance goal levels used to establish the grid of potential payouts. The Committee does not necessarily establish the performance goal levels based on management’s operating plan, but rather on performance levels that the Committee believes promotes Company growth without sacrificing quality of earnings. The Committee also considers that both the metrics and goals be significant as a measure of executive efforts in managing the business consistent with the business plan and operating strategy, and in the bests interests of investors.

How did the Committee set the NEOs’ compensation for fiscal 2008?

2008 Total Compensation Opportunity.  To develop compensation packages for the NEOs for 2008, the Committee used a market-value approach and focused its review on those elements that change annually, including base salary, targeted annual cash incentive, long-term incentive, and equity awards. The Committee determined a total market value for the long-term elements for the CEO and the President after considering peer group median data, and then granted restricted stock for half of the total long-term value and granted performance awards for the other half. The Committee then determined grant levels for the other NEOs equal to approximately one-fourth of the CEO’s grant level. While neither management’s recommendations nor the Committee’s determinations are based on a specified pay mix allocation, the final pay mix approved for an individual executive and for the group can be evaluated for consistency with our objectives. To the extent that the Committee considered peer group data when setting 2008 compensation, there was data available on a job level comparison basis for each of the NEOs except for Mr. Ausick.

Grant Date Market Analysis for Fiscal 2008.  The market-value approach for long-term incentives discounts the potential value of long-term elements to determine a current market value as of the date the information is prepared or reviewed. This approach enables a comparison with peer group data available from our compensation consultant as well as other compensation databases. The 2008 market-value analysis for the NEOs prepared in March 2008 is set forth in the following table, and can be compared to the similar market values developed for fiscal 2007 (and which are set forth in the table that follows the 2008 table):

Grant Date Market Analysis (March 2008)

	Annual Opportunity			Long-Term Opportunity			Total 2008 Opportunity
				Long-Term
		Annual Cash Incentive		Incentive	Restricted Stock
		Target		(Shares and	and Stock	Total			2008 Increase
		Award as	Target	Cash)	Options	Long-Term	Target	Percent Above	over 2007
	Annualized	a Percent	Market	Target Market	Target Market	Target Market	Market	(Below) Median	Target Total
Name	Base Salary($)	of Salary	Value($)(1)	Value($)(2)(3)	Value($)(3)	Value($)	Value ($)	Market Value	Opportunity

Ronald A. Fromm	$850,000	90%	$765,000	$676,480	$675,750	$1,352,230	$2,967,230	0.7%	1.5%

Mark E. Hood	375,000	55%	206,250	169,120	165,750	334,870	916,120	1.7%	19.1%

Diane M. Sullivan	735,000	80%	588,000	471,120	446,250	917,370	2,240,370	11.0%	22.4%

Joseph W. Wood	532,000	70%	372,400	169,120	165,750	334,870	1,239,270	1.2%	12.0%

Richard M. Ausick	483,000	60%	289,800	169,120	177,000	346,120	1,118,920	N/A	3.1%

(1)	The annual cash incentive was assumed to be paid at the target percentage of base salary.

(2)	The long-term performance incentives were assumed to be paid at target level. For 2008, the Committee granted performance units with half of the market value to be for performance shares and half of the market value to be a cash award. The target cash component, without discounting, was set at: $425,600 for Mr. Fromm, $106,400 for Messrs. Hood, Wood and Ausick, and $296,400 for Ms. Sullivan. The then-current value of the target cash award and the target performance share award, after discounting, as shown in this table, was used by the Committee to allocate market value between awards and to determine award levels.

(3)	The then-current value for long-term equity grants was determined using a per share price of $15.00 and, after discounting, the value of the award, as a percent of the then-current share price, was as follows: 80% for three-year performance incentives, 30% for stock options and 85% for restricted stock. To develop the compensation amounts consistent with the intended allocations, long-term cash awards were discounted to 80% of the nominal cash value.

The above table and charts illustrate alternative ways of approaching the adequacy and mix of the compensation elements by NEO and as a group to review whether the allocations are consistent with our objectives, such as by considering the short-term/long-term allocation, cash versus equity split, fixed versus variable and the amount that is performance-based. This data also reflects that the most senior executives with the greatest scope of job responsibilities have a higher proportion of their compensation tied to long-term versus short-term performance and that an increasing percentage of compensation is performance-based rather than fixed. The table data also indicates that base salary represents no more than 43% of the total compensation opportunity for any NEO.

The current value approach used by the Committee is quite different from the methodology and assumptions used to determine the compensation amounts reflected in the Summary Compensation Table for fiscal 2008. From the Committee’s perspective, the compensation offered is the sum of the opportunity or potential value to the executive, as considered at the beginning of the year. In contrast, the approach used in the Summary Compensation Table is derived from historical accounting and is based primarily on the Company’s expense for financial reporting purposes. For example, the Summary Compensation Table column for Stock Awards reflects the amortized expense of both current and previously granted equity compensation (such as amortization of prior stock based on the original grant date fair value). In addition, the Committee did not assign a value to compensation elements that do not provide a current year opportunity (such as pension plans), nor did it assign cash values to perquisites, both of which are included in the Summary Compensation Table. Thus, the compensation market values and the Committee’s overall approach described in this CD&A do not correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table.

Target Market Values for Fiscal 2007.  For the compensation elements where the Committee considers current market values, including a year-over-year change, the following table sets forth grant date market values applicable to the Committee’s determination in March 2007 as for fiscal 2007 compensation, and assumes that both the annual and long-term incentives are paid at their target value:

Fiscal 2007 Target Market Value

				Total Long-Term	Total Compensation
		Annual Cash Incentive($)		Opportunity ($)	Opportunity ($)
		Target Award as		Target Market Value		Percent Above
	Annualized	a Percent of	Target Market	of Incentive and	Target Market	(Below) Median
Name	Base Salary ($)	Salary(%)	Value($)	Equity Awards(1)	Value	Market Value

Ronald A. Fromm	$850,000	85%	$722,500	$1,350,327	$2,922,827	0.7%

Mark E. Hood	360,000	50%	180,000	228,891	768,891	(14.6)%

Diane M. Sullivan	735,000	75%	551,250	544,734	1,830,984	(9.3)%

Joseph W. Wood	532,000	70%	372,400	202,038	1,106,438	(9.6)%

Richard M. Ausick	483,000	60%	289,800	312,007	1,084,807	N/A

(1)	Equity awards granted in 2007, including restricted stock, stock options and long-term performance shares for the 2007-2009 performance period, are identified in the table of Outstanding Equity Awards at Fiscal Year-End. For purposes of this table, the market-current value for long-term equity grants made on March 8, 2007 was determined by discounting the then-current share price to 80% for three-year performance incentives, 30% for stock options and 85% for restricted stock.

Base Salary 2008.  For fiscal 2008, the Committee considered that the Company did not meet its fiscal 2007 financial objectives, and determined not to grant salary increases to four of the NEOs (whose salaries were between 1.1% and 10.9% above the peer group median level for 2007). The Committee did approve a 4.2% base salary increase for Mr. Hood as a market adjustment, based on peer market value for his job level and internal equity when compared to other Company executives with a similar scope of responsibility. In granting this salary increase to Mr. Hood, the Committee also acknowledged his additional responsibilities for real estate administration. For fiscal 2008, the base salaries for our NEOs were within a range of 4.5% below and 17.1% above the peer group median (exclusive of Mr. Ausick, for whom comparative data was not available).

In conjunction with its determinations of base salary, the Committee sought to acknowledge special achievements and encourage retention for Mr. Wood and Mr. Ausick by approving a one-time cash payment in lieu of a merit increase. This is a common practice used by executive compensation practitioners for executives whose base salary is already at an appropriate level compared to peers both within the organization and externally; and has been applied by the Committee to a limited number of other Company executives. For Mr. Wood, the one-time payment of $13,000 (2.4% of prior year base salary) was based on the performance of the retail division in 2007 and the expectation of a challenging retail environment for 2008. For Mr. Ausick, the one-time payment of $13,000 (2.7% of prior year base salary) was based on the operating challenges presented by integrating and developing new brands. These one-time cash payments are included in All Other Compensation in the Summary Compensation Table.

Annual Incentive 2008.  The Committee approved “target” levels for the annual incentive as a percentage of base salary. These decisions were based on updated peer group median levels and Hewitt’s recommended percentages for our NEOs, taking into consideration our other proposed compensation elements and overall objectives. In setting these percentages, the Committee focused on the peer median percentage of salary, as distinguished from the peer median cash market value for annual incentives. The Committee approved a five percentage point increase to the annual incentive percentages for Mr. Fromm, Ms. Sullivan and Mr. Hood after considering internal equity and median peer group percentages for annual incentives. The annual incentive target percentages and the cash payout amounts based on meeting plan performance are set forth in the Grant Date Market Analysis (March 2008) table above. As compared to the peer group median for percentage of salary, the annual incentive percentages of salary for the NEOs (excluding Mr. Ausick) were within a range of 0.4 percentage points below to 3.4 percentage points above the peer median percentage of salary. As to the comparability of the 2008 target cash payout for our NEOs (excluding

Mr. Ausick) based on the annual incentive percentages awarded, the market values shown in the Grant Date Market Analysis above were within a range of 5.9% below to 22.3% above the peer median market value.

As with prior years, the Committee selected Adjusted EPS as the sole financial metric for the 2008 annual awards for corporate level awards. This metric was selected because it is both the most closely followed by shareholders and a good indicator of annual operating performance for our industry. For divisional executives, a weighted combination of division and consolidated net earnings was utilized as the metric. The Committee believes that by allowing adjustments to EPS to exclude special charges and recoveries, certain items that are not indicative of the Company’s core operating results can be excluded. As a result, Adjusted EPS will serve as a non-GAAP measure of core business performance and reflect underlying trends in the Company’s business. The Committee set the performance goals for this award based on the business plan for the year; and our annual incentive awards are earned based on the achievement of business and individual performance goals that are designed to deliver business results that are challenging. The 2008 goal level of Adjusted EPS was based on planned earnings for the year and an estimated diluted EPS within the range of public guidance given by the Company early in the year. The Committee also identified a minimum level of performance that must be met in order to generate any payout, as well as a performance level that, if achieved, results in the maximum payout. For division level executives, the payout grid was based on division earnings and the same range as a percent of plan goal was used in setting the threshold and maximum.

For fiscal 2008, the minimum (threshold), plan goal and maximum performance levels for Adjusted EPS and the corresponding award levels for the corporate level plan were:

		Performance as a	Corresponding Award Payout
	Adjusted EPS	% of Plan Goal	as a % of Plan Goal

Minimum	$1.35	85%	50%
Plan Goal	$1.60	100%	100%
Maximum	$1.85	115%	200%

In March 2009, management presented its calculation of 2008 consolidated Adjusted EPS, which included adjustments to exclude costs related to our Madison headquarters relocation, expense and capital containment initiatives, information technology initiatives, and impairment of goodwill and intangible assets, as well as insurance recoveries (net). Based on that calculation, the threshold level of Adjusted EPS for the 2008 incentive awards was not satisfied, and the Committee determined that no payout for the 2008 annual incentive would be made. The Committee did not consider individual level performance that might otherwise be applicable to the exercise of negative discretion regarding these awards.

Long-Term Incentives 2008-2010 and Equity Grants

Total Long-Term Compensation.  In approving the long-term compensation to be awarded, the Committee reviewed management’s recommended levels for the incentive and equity awards to be granted, as well as the methodology to determine those levels, each of which was based upon the compensation consultant’s advice. These recommendations were prepared using a grant date market value approach and assumed that we would meet our three-year performance goals, which would result in payout of the long-term incentive awards at target level. Based on the consultant’s advice, the Committee focused on the aggregate current market value for the CEO’s long-term elements (to include all long-term performance awards and equity awards), with the intent that the total long-term market value be considered relative to the peer group median for that job level. Once the total long-term value for the CEO was determined, that market value was then allocated 50% to performance units and 50% to service-vested restricted stock. With a proposed market value for the performance units set for the CEO, and an intended split of 50% of that amount for performance shares and 50% for a performance cash award, the actual number of performance shares awarded was based on a discounted market value for our stock on the date of the Committee’s approval, and the same process was used to determine the number of restricted shares to be granted. After setting the CEO’s grant levels for performance units and restricted stock, to maintain internal equity, the Committee approved award levels for the other NEOs (except for the President) as a percentage of the CEO’s award amount, with each level receiving approximately half as many shares as the level above. For our President, there was sufficient peer group data available to set the aggregate long-term value for the job level, and the same 50/50 allocation formula was applied between performance units and restricted stock.

The Committee considered peer group data when setting total long-term compensation, which is the aggregate value for long-term incentive awards as well as equity grants of stock options and/or restricted stock. For fiscal 2008, the average market value of the NEOs’ long-term opportunity equaled 39% of the total compensation opportunity, representing an increase from an average of 34% for the prior fiscal year. The increase in the long-term opportunity also brought Mr. Hood, Ms. Sullivan and Mr. Wood, who were significantly below peer level in fiscal 2007, closer to the peer group median as well as increased the compensation at risk as a proportion of total compensation. The following table shows how the total long-term compensation elements for 2008 (as included in the above Grant Date Market Analysis (March 2008)) compared to the 2008 peer group medians as well as 2007 levels:

Total Long-Term Compensation Opportunity

	Fiscal 2008
				Restricted Stock(RS)					Fiscal 2007		2008 over
	Performance Awards			and Stock Options(Opt)		Total Long-Term			Total Long-Term		2007
											Percent
								Percent		Percent	Change in
			Target					Above		Above	Total
	Target Shares		Cash-		Target	Target	Percent	(Below)	Target	(Below)	Long-
		Market	Market		Market	Market	of Total	Median	Market	Median	Term
	Number of	Value	Value	Number	Value	Value	Compen-	Market	Value	Market	Market
Name	Shares	($)	($)	of Shares	($)	($)	sation	Value	($)	Value	Value

Ronald A. Fromm	28,000	$336,000	$340,480	53,000 RS	$675,750	$1,352,230	45.6%	0.2%	$1,350,327	0.0%	0.1%

Mark E. Hood	7,000	84,000	85,120	13,000 RS	165,750	334,870	36.6%	16.0%	228,891	(20.7)%	46.3%

Diane M. Sullivan	19,500	234,000	237,120	35,000 RS	446,250	917,370	40.9%	0.9%	544,734	(40.1)%	68.4%

Joseph W. Wood	7,000	84,000	85,120	13,000 RS	165,750	334,870	27.0%	(20.0)%	202,038	(51.8)%	65.7%

Richard M. Ausick	7,000	84,000	85,120	13,000 RS	177,000	346,120	30.9%	N/A	312,007	N/A	10.9%
				2,500 Opt

Long-Term Incentive for 2008-2010.  The Committee’s determination to offer performance units with a cash component was a change from the prior years’ practice of awarding only performance shares, but was approved after considering that an award payable solely in shares would deplete a significant portion of the shares available under our 2002 incentive plan. The addition of a long-term cash award did not alter the market value of the awards, nor did it reduce the emphasis on at risk compensation or the emphasis on performance incentives. As in prior years, a three-year performance period was used, so that the NEOs would have overlapping performance awards.

The Committee continued with its practice of setting challenging performance goals for these awards, which were approved after reviewing the plan design recommended by management and discussing with management the prior year’s EPS and net sales growth as well as current year estimates. To develop the grid of recommended performance levels and potential payouts for the performance units, management estimated earnings for the first year (2008), using the range of public guidance given in our fiscal year earnings release, and then assumed a 10% increase in EPS for each of the second and third years. The two financial metrics used for the 2008-2010 long-term incentive awards were cumulative Adjusted EPS and Compound Annual Net Sales Growth Rate (“Net Sales CAGR”) for the three-year performance period. The Committee approved these performance metrics because it deemed them to be key indicators of our financial and operating success, as well as indicators of continued growth of the business.

For the long-term awards, the Committee set a minimum level of cumulative Adjusted EPS that must be achieved for the award to be payable as well as a level at which, depending on the Net Sales CAGR, the maximum payout opportunity (200% of target award) can be achieved. However, there is a range of payout levels for each metric, depending on how well our performance is on the other metric. We use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award. For the three long-term performance awards that included fiscal 2008 within the performance period, the following table indicates selected performance combinations to illustrate plan performance goals that are at the middle of the payout ranges for both metrics, and all references to “Adjusted EPS” mean “cumulative” Adjusted EPS:

Long-Term Incentive Awards

	2006-2008	2007-2009	2008-2010

Performance levels to receive 100%	Adjusted EPS - $5.00	Adjusted EPS - $6.29	Adjusted EPS -$5.30
of target award	Net Sales CAGR -7%	Net Sales CAGR- 7%	Net Sales CAGR- 7%

Performance levels to receive 50%	Adjusted EPS -$4.78	Adjusted EPS - $5.90	Adjusted EPS -$5.03
of target award	Net Sales CAGR - 4%	Net Sales CAGR - 4%	Net Sales CAGR - 4%

Performance levels to receive 200%	Adjusted EPS - $5.62	Adjusted EPS - $6.93	Adjusted EPS - $5.83
of target award	Net Sales CAGR - 9%	Net Sales CAGR - 9%	Net Sales CAGR - 9%

Required Adjusted EPS for any payout	$4.62	$5.70	$4.77

Range of Net Sales CAGR	4% - 9%	4% - 9%	4% - 9%

Payout Determination/Estimate	No payout	Not probable	Not probable

Equity Awards 2008.  The Committee approved restricted share grants for the NEOs in 2008 in amounts that had a current market value equal to 50% of the total long-term compensation opportunity granted. For Mr. Ausick, a grant of stock options was made as an additional means to foster leadership continuity by a strong alignment with shareholders and a variety of longer term incentives. However, all of our NEOs have outstanding stock options in connection with prior grants (see table of Equity Awards at Fiscal Year End). For fiscal 2008, dividends earned on restricted stock by the NEOs were as follows: Mr. Fromm — $24,439, Mr. Hood — $4,778, Ms. Sullivan — $20,738, Mr. Wood — $8,522 and Mr. Ausick — $9,542.

What was the compensation earned by the NEOs for fiscal 2008 and how did that compare with the 2008 target compensation that was approved by the Committee?

As part of the compensation setting process for 2009, both management and the Committee considered the aggregate compensation earned by the executives in the prior year, and how the amount actually earned compared with the total compensation opportunity that was offered. As described above, the opportunity offered each year included long-term elements that were discounted to a current value, but these elements could not be earned during the year of grant because they had a multi-year performance or vesting period. In considering what was earned in 2008, certain long-term elements granted in prior years were included, and they were deemed “earned” for purposes of this comparison if they vested during the fiscal year, or if the fiscal year at issue was the last year of performance required (even if paid after year-end). The calculation of earned compensation would generally include the following: salary and additional bonus/extra payments received for 2008; any payout on the annual incentive for 2008; any payout on a long-term incentive for which 2008 was the last year of the performance period and with payout following that year (for example, the 2006-2008 incentive); restricted stock vested during the year (valued at the market value of our stock on the vesting date and without consideration of taxes); spread value on stock options vested during the year (spread value was calculated based on the market value of our stock on the vesting date); and dividends earned on restricted stock paid during the year.

The following chart shows for each NEO the total targeted compensation value approved at the beginning of fiscal year 2008, and the total amount earned for fiscal year 2008. The 2008 opportunity amount reflects the market values used to set 2008 compensation, and the 2008 compensation earned reflects: 2008 salary and one time cash adjustments in lieu of increase; market value of restricted stock that vested; the spread between the market price and the option price on stock options that vested during the year; and the value of dividends paid during the year on restricted stock:

What benefit plans does the Company maintain to provide NEOs with post-retirement income replacement?

To attract and retain employees, the Company maintains several plans that provide post-employment benefits:

Pension Plan.  We offer a broad-based tax-qualified defined benefit pension plan to substantially all employees. Participants who have completed five continuous years of employment with us are vested and earn the right to receive unreduced benefits upon retirement at 65 or later, and a reduced benefit upon retirement between the ages of 55 and 65. The benefit available increases with service and age, particularly if the participant remains an employee through retirement age.

Supplemental Executive Retirement Plan.  All of our NEOs participate in our Supplemental Executive Retirement Program (“SERP”), which is an excess retirement plan so that the participant can receive retirement benefits on the full amount of his or her income, including the portion of income that exceeds the benefit limitations in the Internal Revenue Code for tax-qualified defined benefit pension plans. The five-year vesting requirement supports the retention objective of our program. The SERP has change in control provisions that provide for an enhanced benefit, with payout of the present value of the current accrued benefit within 30 days of a change in control, without regard to vesting restrictions. These provisions are intended to reassure executives that they will receive expected amounts of non-qualified deferred compensation that are payable out of general assets and which may be a substantial portion of the executive’s expected retirement. As indicated below with respect to our Severance Agreements, we believe that change in control provisions are beneficial because they keep the executive focused, and have particular significance for the SERP because it is an unfunded plan and requires a cash payout from the Company’s general assets. The single trigger of change in control provision is, for the most part, merely an acceleration of vested benefits, and it is only for the relatively new executive that the accelerated vesting will alter the benefit payable.

401(k) Savings Plan.  Substantially all of our salaried employees are eligible to participate in the Brown Shoe Company, Inc. 401(k) Plan and we consider this to be a basic benefit. The Company partially matches employee contributions up to 6% of salary; and this matching contribution is not available to the employee until termination or retirement.

Deferred Compensation Plan.  The Company offers a non-qualified deferred compensation plan for a selected group of employees, and the Committee has authorized deferral of up to 50% of base salary and 100% of cash incentive compensation. The Company does not match or contribute to this plan, which essentially operates as an unfunded, tax-deferred personal savings account administered by the Company. The Committee approved this plan because it is a benefit readily available in the marketplace and likely to be of value to the individuals we seek to attract and retain as executives.

Do we provide severance or change-in-control benefits to the NEOs?

For a limited group of executives, including our NEOs, we utilize severance agreements as a means to retain and attract executives in a competitive market for talent. In exchange for the right to receive these benefits following a change in control, the executive agrees to a non-compete agreement for up to two years following any termination of employment. In the event of an involuntary termination by the Company without cause, the NEO will receive cash severance equal to two times salary and target annual incentive (bonus), payment of the current year’s annual incentive assuming plan performance goals are met and with payout pro-rated to the date of termination; two years’ accelerated vesting for stock options and restricted stock; and medical and outplacement benefits. We believe these benefits constitute fair severance protection to allow for transition to new employment post-termination, as it is expected that executives generally need a significant amount of time to locate comparable positions elsewhere. For Mr. Fromm only, these severance benefits are also payable in the event he terminates his employment within ninety days after “good reason.” This additional basis for severance is available to Mr. Fromm as a result of his integral role as both chairman and CEO.

Our severance agreements provide a higher level of severance benefits if the termination occurs within two years after a change in control, with the cash severance payment being a threefold multiple of salary and target annual incentive. The principal purpose for use of change in control provisions is to eliminate personal conflicts of interest by ensuring that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. These arrangements are also intended to encourage retention when a potential change in control or major transaction is presented, so that the executives can guide the Company through completion of the transaction or still serve the Company should the transaction not be completed. The change in control benefits in the NEOs’ severance agreements are “double trigger” provisions and only apply if, within the two year period following the change in control, the NEO is terminated without cause or if the executive terminates for “good reason.” The higher level of benefits is available because the likelihood of termination is increased following a change in control. A modified tax reimbursement and gross-up is payable in the event of severance by the Company following a change in control because the terminated executive is subject to excise taxes following such termination which are in addition to regular payroll and income taxes, and the modified reimbursement allows the executive to recognize the full intended economic benefit of the agreement if the excise tax is significant.

Our incentive stock plans have “single trigger” change in control provisions that accelerate vesting of outstanding stock options and restricted stock, and provide for annual cash incentives and performance shares to be paid at target level. We believe that having both single trigger (in our 2002 incentive plan, SERP and Deferred Compensation Plan) and double trigger change in control provisions is consistent with market practices and serves our retention objectives without providing windfall benefits to executives who continue as employees of the acquiring company. We also believe the single and double trigger benefits may be attractive to potential acquiring companies that place significant value on retaining members of our executive team. While we believe that change in control benefits and our severance agreements are important to our overall compensation package, management does not consider these arrangements in making annual recommendations on key compensation elements as these benefits are contingent on circumstances beyond the executive’s control.

What perquisites do the NEOs receive?

Various perquisites are provided to key executives including NEOs. These perquisites are limited in number, participation and scope. The aggregate incremental cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in Note 6 to that table. The perquisites not otherwise available to all employees include:

•	Personal Use of the Company Plane: Only our CEO, Mr. Fromm, has approval to use the Company’s plane for personal use. On a limited basis he may extend, and has extended, this privilege to other executives including NEOs. This convenience balances the substantial amount of time our executives spend on Company business and the scheduling difficulties presented by business commitments. We treat personal use of the plane as taxable income, and the amount is calculated in accordance with values prescribed by the Internal Revenue Service.

•	Executive Disability: Our NEOs and certain other executives receive additional disability insurance that potentially covers base salary reimbursement as a supplement to that not covered in the general Company sponsored plan.

•	Executive Physicals: Our NEOs and certain other executives have the opportunity to be reimbursed for annual physical exams not covered by the Company-sponsored medical plan. This benefit enables an executive to regularly and fully monitor his or her health.

•	Financial and Tax Planning Services: Our NEOs (other than the CEO) and certain other executives are reimbursed up to $2,500 for each of financial planning and tax assistance services to ensure accurate reporting of equity award compensation and develop a plan to comply with stock ownership guidelines. For our CEO, Mr. Fromm, these limits are $5,000 for tax assistance and $15,000 for financial planning.

•	Club Membership: Our NEOs and a limited number of other executives are provided with club memberships to provide access to private facilities for business purposes. Total personal usage is not to exceed 10% of total usage, and the NEO pays the full effective cost of any personal use of the club, including a pro-rata assessment of membership dues.

We provide relocation assistance to all employees who are required to move to join the Company or are requested to move by the Company. All relocated employees receive assistance under the terms of standard plans administered by a relocation consultant; and these plans include limited increased benefits for higher job levels. In connection with the relocation of our Madison headquarters in 2008, Mr. Wood received relocation assistance pursuant to the Company plan adopted for all Madison employees. The relocation benefits received by Mr. Wood have been deemed to be compensation, including reimbursements and allowances in accordance with the plan, an additional incidentals allowance and loss on sale payment in excess of the plan, and tax gross-up amounts included on Mr. Wood’s W-2; and all of these amounts are reflected in the All Other Compensation column, and Note 6 to the Summary Compensation Table. In addition, as provided by the plan, our relocation services provider purchased Mr. Wood’s personal residence at appraised value. This home purchase has not been treated as compensation to Mr. Wood and has not been included in the Summary Compensation Table because the Company’s cost was limited to standard administrative fees and did not include funding the purchase price. The increased incidentals allowance and additional loss on home sale benefits paid to Mr. Wood are included in the Summary Compensation Table, but were not exclusive to Mr. Wood. These additional benefits, as well as the expected result that relocation benefits might result in Mr. Wood’s taxable income exceeding $1,000,000 and such excess would not be deductible by the Company for tax purposes pursuant to Section 162(m) of the Internal Revenue Code (see section titled “Policy on Deductibility of Compensation”), were approved by the Committee given Mr. Wood’s critical role in accomplishing the headquarters transition.

What market or peer group data was used to determine 2008 compensation?

The Total Rewards department has commissioned Hewitt every few years to prepare a market study with peer group information, selective job-by-job comparative market data to a peer group of footwear and retail businesses, and compensation recommendations for select job levels. In late 2006, Hewitt prepared a market study for the Company for use in setting compensation for fiscal 2007. This study included comparative size-adjusted public and proprietary data, on a job level basis and peer median values, for the following compensation elements: base salary, annual incentive (both actual and target), long-term incentive awards (including stock options, restricted stock and long-term performance plans), total compensation, executive benefits and perquisites. A new peer group market study was not prepared for fiscal 2008. This determination was based on discussions between Hewitt and our Vice President — Total Rewards concerning the relatively static industry compensation levels since the prior report, the availability of compensation data in proxy statements filed with the SEC and the consent of the Committee’s chairman to forego the report given the expense involved. However, our Vice President — Total Rewards discussed 2008 peer group selection with Hewitt, and requested updated job level peer data and recommendations for annual incentives as a percent of salary.

The 2008 peer group of 19 companies used for job-level review included:

Casual Male Retail	Goody’s Family Clothing	Pier 1 Imports
Dillard’s Inc.	Jones Apparel Group	Retail Ventures Inc.
Dress Barn	Kohl’s Corporation	Ross Stores
Finish Line	Liz Claiborne	Russell Corporation
Foot Locker	Nike	Shoe Carnival
Genesco	J.C. Penney	Timberland Company
Wolverine Worldwide

We consider our peers to include primarily public companies that are competitors for customers, investors or executive talent. In determining the appropriateness of the peer companies, we considered both business segment (footwear and retail emphasis); and for particular positions within the comparator companies, whether there was an appropriate job position for comparison. Within the 2007 report, there was a footwear and retail sub-group of 21 companies with median net sales of $1.8 billion, assets of $1.2 billion, and 17,000 employees, and for 2008, we did not compile new statistics on peer group members. However, after Payless ShoeSource became Collective Brands and acquired Stride Rite, separate reporting for these two entities was no longer available and they were deleted. At fiscal year-end 2007, the Company had net sales of $2.4 billion, assets of $1.1 billion and approximately 13,000 employees.

What program changes will you be making to executive compensation for 2009?

Over the course of several meetings from December 2008 through March 2009, the Committee conducted its annual compensation review for the company’s senior executive officers. Based on its review of individual and Company performance for fiscal 2008 and considering the difficult economic environment anticipated for fiscal 2009, including information provided by our compensation consultant as to how other companies are responding to the challenges presented by the current environment, the Committee approved base salaries, equity grants and annual and long-term incentive awards for fiscal 2009. Although management provided information and recommendations to the Committee and was present at certain portions of the Committee’s meetings, the Committee made substantial changes to the incentive plans that were finally adopted as described herein.

The Company retained Hewitt to prepare a market study to be used in the consideration of 2009 compensation for the NEOs, and a representative of Hewitt attended the Committee’s meeting in December 2008 to present the study and review compensation trends and developments, including potential significant changes then being considered by other companies and discussed by compensation professionals. The 2009 peer group for comparison purposes included 28 similarly sized footwear and retail companies (median sales of $1.9 billion, assets of $566 million, and 14,300 employees) and was prepared using information from early 2008. Notwithstanding that this market study was prepared relatively recently, management did not rely upon it when preparing its 2009 compensation recommendations for the Committee. With the concurrence of Hewitt, our Vice President — Total Rewards determined that over the course of just a few months, the market study results no longer reflected current market practices, and therefore no longer served as a reliable benchmark. Although peer group median data for each compensation element was provided to the Committee in connection with its 2009 compensation-setting process, in discussing 2009 compensation levels, the Committee recognized that the peer data was of limited use as a source of current comparative information. In lieu of peer group data or specific company comparisons, management did rely upon, and conveyed to the Committee, advice from Hewitt as to changing approaches to compensation, and in particular, alternative valuation methods to determine long-term award values and amounts. The Committee’s approval of an average stock price value for determining long-term awards was based on one of the suggestions made by Hewitt and conveyed to the Committee.

Impact of Adverse Economic Conditions and Decline in Stock Price.  Due to the deterioration in economic conditions and the impact on consumer spending, the assumptions used in previous forecasts of long-term performance are no longer valid as a measure of performance. The dramatic impact on our business highlighted that forecasting, especially over the long-term, is extremely difficult; it also demonstrated that after one year of underperformance within a three-year performance plan, it may be extremely difficult to recover in subsequent years to a level that would result in a payout on the award. In the compensation arena, this was evidenced by there being no payout for the 2008 annual incentive, no payout on the 2006-2008 long-term incentive, and management’s current expectation that we will not meet the minimum thresholds for payment for payout on the 2007-2009 and 2008-2010 long-term incentives. With the long-term awards assumed to be unattainable, these awards not only lost their future incentive value, but also resulted in an NEO’s 2008 targeted compensation opportunity being primarily base salary. In addition, the substantial decline in the price of our stock (73% over the course of fiscal 2008) resulted in all stock options held by the NEOs being underwater (meaning the option exercise prices exceeded the market price of our stock) as of fiscal year-end 2008, coupled with a loss of value for an executive’s restricted stock holdings as well as previously acquired or vested equity. As a result, while our senior leadership experienced first-hand the direct alignment with shareholders’ loss of investment value, the various incentive and equity compensation grants originally intended to provide potential remuneration over a period of many years likewise lost value as a tool to encourage retention. As described in more detail below, in considering the need to retain executives familiar with the industry and our business during this difficult economic cycle, the Committee approved 2009 compensation that includes equity-based incentives to reinforce continued alignment with shareholders and maintained the practice of three-year performance incentives to reward demonstrable achievements and retention.

Change in Market Valuation Methodology for Share Awards.  For the equity-based compensation awards granted for fiscal 2009, management considered various alternative methodologies for establishing equity award levels. Given the reduced trading price, following our prior practice of utilizing the mean of the high and low price of our stock at or near the date of the Committee’s March 2009 meeting, and setting aggregate market value award levels for such grants similar to prior years’ levels, would have resulted in exceedingly high share amounts for these awards. Management considered that such potential share amounts would utilize a significant percentage of the shares available in our 2002 incentive plan, and at the same time result in dilution to shareholders in excess of prior year awards. Management also considered that such share grants, based on an unusually low current price, might result in providing an excessive upside opportunity to award recipients if the price recovered more in line with price levels prior to the third quarter of 2008. The Company’s reduced share price was not a unique situation in the marketplace, and after consultation with Hewitt as to alternative valuation practices, management recommended to the Committee that a six-month average stock price be utilized as the market value rather than a current quoted price to determine the size of stock awards, and suggested that this alternate valuation be used across the board for stock-related considerations. Thus, for purposes of determining compliance by executives for stock ownership guidelines and to determine award levels of all proposed share-based awards, the Committee used a $10.07 per share value (being the rounded six-month mean of high and low price over the period of August 11, 2008 to February 10, 2009) rather than the current quoted stock price. On March 4, 2009, the date the Committee approved most grants of restricted stock and long-term performance shares, the mean of the high and low prices was $3.33 per share; it is this grant date mean price that was used as the exercise price for stock options (with none granted to NEOs); and as the fair value for purposes of expensing the awards in our financial statements. The estimated stock value used by the Committee for determining share awards is not intended to reflect a prediction by either management or the Committee of the value of our stock or the amount that might ultimately be realized by the participants on these awards.

Incentive Plan Redesign.

Changes to Performance Metrics.  For the 2009 annual incentive awards for corporate employees and the NEOs, the Committee continued to have Adjusted EPS (which is defined as consolidated diluted earning per share, as adjusted for special charges and recoveries) as the primary metric, but added Adjusted EBITDA as a Percentage of Average Net Assets as a secondary metric. For purposes of the second metric, EBITDA (which is defined as Earnings Before Interest, Taxes, Depreciation and Amortization for the period) may be adjusted to exclude special charges and recoveries. Average Net Assets will be calculated as the average of each month-end net assets balance during the period. Net Assets will be calculated as the sum of working capital, property and equipment, net and capitalized software (net). This second metric is referred to herein as “EBITDA/Net Assets.” Previously, our annual incentives used Adjusted EPS as the sole metric, and the long-term awards used the Compound Annual Sales Growth Rate (Net Sales CAGR) as the second metric.

These incentive plans applicable to our NEOs were redesigned to include an EBITDA-based metric so that performance would be measured against a commonly used metric for profitability that is closely associated with cash management. We believe that using EBITDA/Net Assets captures whether we are managing our earnings by using capital efficiently. In making this change, the Committee considered that the net sales growth metric used in prior years for the long-term incentive reinforced the earnings emphasis, which was already covered by the EPS metric. By changing the second metric to EBITDA/Net Assets, the Committee hopes to achieve a balanced pairing that reflects quality of earnings, encourages sales and promotes reinvestment — but with caution and accountability. The Committee also deemed it appropriate to change to an efficiency metric given the difficult economic climate, when cash management is critical to both business and investors, yet the Company wants to continue to invest for the future.

As in prior years, the annual and long-term performance awards are designed to comply with Section 162(m) of the Internal Revenue Code, the metrics to be used are identified in the 2002 incentive plan approved by our shareholders last year. The Committee’s reserved right to exercise negative discretion and reduce awards based on individual performance and quality of earnings is likewise designed to be in compliance.

Changes to EPS Performance Range and Payout Range.  In both the annual and long-term incentives, Adjusted EPS serves as the primary metric. The second metric, EBITDA/Net Assets, impacts the payout grid by increasing or reducing the payout percentage at each EPS level. For each award, there is a minimum level of Adjusted EPS that must be achieved in order for the award to have any payout; there is also an Adjusted EPS level at which, depending on EBITDA/Net Assets performance, the maximum payout opportunity can be achieved. We use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award. In addition, the Committee has discretion to reduce the award payout percentage based on quality of earnings, and for the annual awards, individual performance accounts for 30% of the maximum award payout value.

For both awards, EBITDA/Net Assets performance can impact the payout level by a reduction of up to 20% and can increase the payout level by up to 10%. The Committee can reduce the payout in its discretion, and if we only achieve the minimum Adjusted EPS on the annual incentive, a discretionary reduction would be likely. Compared to the 2008-2010 long-term incentive previously described, the 2009-2011 incentive provides a somewhat greater payout spread at the low end, in recognition of the difficulty of forecasting long-term in the current uncertain environment, and in an attempt to allow the long-term awards to keep their incentive value for the full three-year performance period. At the same time, the long-term incentives were limited to a payout at 150% of the plan’s EPS goal, likewise based on uncertainty and also as a balance to the extra payout spread at the low end. The Committee believes the performance goals for the long-term awards are difficult and require concentrated and sustained focus by the NEOs to improve earnings and manage the Company’s capital investments, especially in the near-term.

The following tables provide information about the metric levels and the potential payouts for the incentive awards approved by the Committee in March 2009, with all references to “Adjusted EPS” for the long-term incentive being cumulative over the performance period:

Annual Incentive 2009

		Range of	Corresponding Award Payout Percentage if
		Adjusted EPS	EBITDA/Net Assets is:
		Performance as a	Plan Goal Less		Plan Goal Plus
	Adjusted EPS	% of EPS Goal	2% or More	Plan Goal	5% or More

Minimum Adjusted EPS Performance	$0.17	74%	30%	50%	60%
Plan Goal Adjusted EPS	$0.23	100%	30%	50%	60%
Adjusted EPS to receive 100% Payout	$0.53	230%	80%	100%	110%
EPS to Receive Maximum Payout	$1.13	491%	180%	200%	200%

Long-Term Incentive 2009-2011

			Range of	Corresponding Award Payout Percentage if
			Adjusted EPS	EBITDA/Net Assets is:
			Performance as a	Plan Goal Less		Plan Goal Plus
	Adjusted EPS		% of EPS Goal	2% or More	Plan Goal	5% or More

Minimum Adjusted EPS Performance	$0.88		70%	10%	30%	40%
Plan Goal Adjusted EPS	$1.26	(1)	100%	80%	100%	110%
Adjusted EPS to Allow Maximum Payout	$1.51		120%	130%	150%	150%

(1)	In setting the three-year plan goal for cumulative Adjusted EPS, we estimated Adjusted EPS of $0.20 for fiscal 2009, $0.30 for fiscal 2010, and $0.76 for fiscal 2011, for a cumulative Adjusted EPS goal of $1.26 for the three-year period.

Long-Term Awards for Performance Shares Only.  The Committee determined that the long-term awards should be denominated in shares and payable solely in shares of our common stock so that the incentive would better align with shareholder interests.

Continued Employment Condition.  For both the annual and long-term awards, continued employment through the payment date is required.

Forfeiture Condition Added to Annual Incentive.  The 2009 annual incentive awards will be subject to forfeiture prior to payment, if the Committee determines that the NEO has violated our Code of Conduct or engaged in gross misconduct.

Clawback Condition Added to Long-Term Incentive.  The 2009-2011 long-term incentive provides that if our financial statements are restated, the Committee may require that any holder of a long-term incentive award whose malfeasance contributed to the restatement return any proceeds.

Corporate-Wide Metrics to Apply to Retail and Wholesale Division Leaders.  In contrast to 2008 when the performance metrics for division presidents were based on division level earnings or combined division and total Company earnings, the 2009 awards provide that the division presidents of our retail and wholesale divisions (including Mr. Wood and Mr. Ausick), would now be subject to corporate-level metrics to align them directly with total Company performance and our shareholders’ interests.

Fiscal 2009 Compensation Levels.

The following two tables indicate the target compensation levels for the NEOs for fiscal 2009 and certain additional comparative information between 2008 and 2009 levels. The compensation amounts shown in these tables were based on a grant date market analysis, with long-term elements discounted to determine a current market value as of March 2009. The 2009 market analysis differs from the 2008 analysis (see “Grant Date Market Analysis for Fiscal 2008” earlier in this CD&A) because the market values shown for the 2009 performance shares and restricted stock granted were based on a six-month average price per share ($10.07), rather than the actual market price on the date of Committee approval (mean of high and low of $3.33 per share on March 4, 2009). (The use of a six month average price is described in more detail in the above subsection “Change in Market Valuation Methodology for Share Awards.”). Also, the market value for long-term performance shares granted are valued at 100% of the target award value, but unlike the 2008 award, the 2009 award provided for pay out at only 50% of the target value if we meet the plan’s cumulative Adjusted EPS goal.

Fiscal 2009 Market Analysis Used by Compensation Committee

						Long-Term
	Base Salary		Annual Cash Incentive(1)			Performance Incentive(2)			Restricted Stock(2)			Total 2009
			Target	Target			Target			Target		Target
	Market	% of	% of	Market	% of	Number	Market	% of	Number	Market	% of	Market
Name	Value ($)	Total	Salary	Value ($)	Total	of Shares	Value($)	Total	of Shares	Value ($)	Total	Value ($)

Ronald A. Fromm	$850,000	28.0%	90%	$765,000	25.2%	88,000	$708,928	23.4%	82,675	$707,657	23.4%	$3,031,585

Mark E. Hood	375,000	37.0%	55%	206,250	20.4%	27,000	217,512	21.5%	25,000	213,988	21.1%	1,012,750

Diane M. Sullivan	735,000	33.5%	80%	588,000	26.8%	54,000	435,024	19.8%	51,000	436,535	19.9%	2,194,559

Joseph W. Wood	532,000	39.8%	70%	372,400	27.9%	27,000	217,512	16.3%	25,000	213,988	16.0%	1,335,900

Richard M. Ausick	483,000	40.1%	60%	289,800	24.1%	27,000	217,512	18.1%	25,000	213,988	17.7%	1,204,300

(1)	The annual cash incentive was assumed for purposes of the above market analysis to be paid at the target percentage of base salary. However, the annual incentive plan provides for payout at 50% of the target award if we meet the incentive plan’s Adjusted EPS goal, which would result in the following payout amounts: Mr. Fromm — $382,500, Mr. Hood — $103,125, Ms. Sullivan — $294,000, Mr. Wood — $186,200, and Mr. Ausick — $144,900.

(2)	The current value for restricted stock and long-term performance shares was determined using an assumed per share value of $10.07 (as previously discussed), and after discounting, the value of the award, as a percent of the assumed share value, was as follows: 80% for three-year performance incentives and 85% for restricted stock.

2009 Target Long-Term Compensation Opportunity

			2009 over 2008		2009 over 2008 Total
	2009 Long-Term Compensation		Long-Term Target Market Value		Compensation Opportunity
		Percent of	Change in		Change in
	Target	Total	Market		Market
	Market	Compensation	Value	Percent	Value	Percent
Name	Value ($)	Opportunity	($)	Change	($)	Change

Ronald A. Fromm	$1,416,585	46.8%	$64,355	4.8%	$64,355	2.2%
Mark E. Hood	431,500	42.6%	96,630	28.9%	96,630	10.5%
Diane M. Sullivan	871,559	39.7%	(45,812)	(5.0)%	(45,812)	(2.0)%
Joseph W. Wood	431,500	32.3%	96,630	28.9%	96,630	7.8%
Richard M. Ausick	431,500	35.8%	85,380	24.7%	85,380	7.6%

Given the Company’s 2008 performance and general uncertainty as to the economy, the Committee approved no increase to NEO salaries and the target percentage of salary for the annual incentive awards for 2009, with absolute dollars paid to be reduced as a result of an increase in days that the headquarters office would be closed. For total long-term compensation (which is the sum of the target market values for long-term performance shares and restricted stock), the 2009 market values reflect an increase in target market value over 2008 values for four of these five NEOs; and this increase, in turn, results in an increase in the total compensation opportunity for these NEOs, albeit to a lesser degree.

The information in this discussion and analysis contains statements regarding future Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Do we have stock ownership requirements for our NEOs?

The Committee implemented stock ownership guidelines for certain executives, including our NEOs, consisting of a salary multiple and an ownership ratio, both of which vary by position. Within a four-year period from adoption of the guidelines, commencement of employment, or promotion that results in a change of guideline levels, the executive is expected to own Company shares having a market value at least equal to the multiple of salary specified in the following table:

Position	Individual	Guideline Requirement

Chief Executive Officer	Ronald A. Fromm	5 x base salary
Chief Financial Officer	Mark E. Hood	2 x base salary
President	Diane M. Sullivan	3 x base salary
Division President	Joseph W. Wood	2 x base salary
Division President	Richard M. Ausick	2 x base salary

The market value of the executive’s ownership is calculated based on current holdings, unvested restricted stock and stock held indirectly in our 401(k) Plan. Mr. Hood, who started in October 2006, is not yet subject to the minimum ownership guidelines. Based on an average stock price of $10.07, which was also used as our stock value for purposes of determining 2009 compensation awards, each of the NEOs subject to the minimum ownership requirement is in compliance with the guidelines’ market value multiple.

What is the Committee’s practice for making equity grants?

The Committee grants equity awards primarily as part of its annual compensation review process, with both equity awards and other compensation elements approved at its March meeting. In addition, we may issue equity awards when an executive is newly hired, promoted or elevated to a higher scope of responsibility, with such grants generally made at the first scheduled Committee meeting following the hire or change date. Although our incentive stock plan specifies that our CEO is authorized to grant individual equity awards up to 50,000 shares in any given year, since 2006, he has chosen not to rely on that authorization and instead has presented all recommended awards to the Committee, including new hires and promotions. When the Committee grants equity awards, the grant date is the date when the Committee meets, unless the Committee specifies that a particular award shall be granted at a future date (such as when a new employee commences employment), in which case the grant date is deemed to be the date when the future condition is met. The exercise price for stock options is the fair market value of our stock (mean of high and low prices) on the grant date. We generally schedule Committee meetings at least a year in advance, and therefore have not scheduled meetings for our equity grants based on possession of material non-public information. However, because we have for many years scheduled our March board and Committee meetings to be held at approximately the same time as we release our year-end earnings, our annual equity grants have necessarily been granted in close proximity to the release of financial results and earnings guidance. Neither the board nor the Committee has adopted a written policy on this matter. Our incentive plan prohibits repricing of stock options.

What is the Committee’s policy on deductibility of compensation?

The Committee’s policy is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. The Committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1,000,000 limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based. Both the annual incentive plan and the long-term incentive plan awards to executives are designed to use performance measures identified in our 2002 incentive plan, which has been approved by shareholders, so that the issuance of shares or cash pursuant to those plans will come within the

Internal Revenue Code 162(m) exception for performance-based compensation. During fiscal 2008, we issued shares as payout of the 2005-2007 performance awards, and the value of those shares was exempt from 162(m). For Mr. Wood, non-performance-based compensation exceeded the annual $1,000,000 limitation due to relocation expenses, including those pursuant to standard relocation plan provisions as well as excess amounts specifically approved by the Committee. As a result, we were not able to deduct $141,630 of taxable income realized by Mr. Wood. The Committee considers it important to retain flexibility to design compensation programs that are in the best interest of the Company and the shareholders.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K.

Compensation Committee
W. Patrick McGinnis, Chair
Joseph L. Bower
Julie C. Esrey
Patricia G. McGinnis
Michael F. Neidorff

EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table shows the compensation paid for fiscal 2006, 2007 and 2008 to Mr. Fromm, Mr. Hood, and the other three most highly-compensated executive officers who were serving as executive officers as of January 31, 2009 (our “NEOs”). The Company has entered into a severance agreement with each NEO, which provides for payments upon certain termination events and includes a non-compete covenant by the NEO. These agreements and the potential payments thereunder are described in the section entitled “Payments on Termination and Change in Control.”

The NEOs did not receive year-end bonuses for fiscal 2006 through 2008 other than those included in the column Non-Equity Incentive Plan Compensation.

Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Non-Qualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation		All Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)		Compensation(6)	Total

Ronald A. Fromm	2008	$850,000	$82,891	$167,626	$—	$—	(7)	$335,211	$1,435,728
Chairman of the Board	2007	850,000	716,796	260,968	—	1,192,124		437,887	3,457,775
and Chief Executive Officer	2006	862,980	958,232	427,096	986,000	764,450		278,576	4,277,334

Mark E. Hood	2008	372,692	16,214	58,226	—	29,136		49,634	525,902
Senior Vice President and	2007	360,000	145,550	111,600	—	36,517		68,174	721,841
Chief Financial Officer(8)	2006	96,923	24,370	20,218	65,300	4,115		6,528	217,454

Diane M. Sullivan	2008	735,000	34,697	115,059	—	34,695		83,266	1,002,717
President and Chief	2007	731,923	610,167	336,720	—	201,719		112,575	1,993,104
Operating Officer	2006	718,462	898,694	395,566	725,800	167,521		92,151	2,998,194

Joseph W. Wood	2008	532,000	(52,568)	103,056	—	82,857		574,419	1,239,764
President, Brown Shoe	2007	530,462	176,744	182,087	—	252,265		44,150	1,185,708
Retail	2006	529,885	399,153	249,198	616,900	139,936		61,022	1,996,094

Richard M. Ausick	2008	445,846	(6,598)	92,523	—	45,668		83,269	660,708
President, Brown Shoe Wholesale (Authority Brand Alliance)	2007	481,000	243,147	156,065	—	192,423		136,552	1,209,187

(1)	The salary amounts for 2006 reflect a 53-week fiscal year, and for 2007 and 2008 reflect a 52-week fiscal year. Amounts in this column also include cash amounts that were deferred pursuant to our deferred compensation plan, and which are reported in the table for “Executive Compensation — Non-Qualified Deferred Compensation.”

(2)	For 2008, the amounts in the Stock Awards column reflect the expense (reversal of expense) recognized for financial statement reporting purposes for fiscal 2008, in accordance with FAS 123R, as follows: (a) for restricted stock that is subject to vesting, includes amounts related to awards granted in and prior to fiscal 2008 to the extent that 2008 was included within the vesting period; and (b) all outstanding performance share awards at zero (including performance periods of fiscal 2006-2008, fiscal 2007-2009 and fiscal 2008-2010). These amounts do not represent the intrinsic or market value of the awards on the dates of grant, at fiscal year-end or at present. Furthermore, due to management’s current expectation that the minimum performance thresholds for payment on these long-term awards will not be met, all previously accrued expense for these awards has been reversed; this has resulted in a negative stock awards compensation amount for certain NEOs.

The following table reflects the component amounts for 2008 Stock Awards:

Fiscal 2008 Stock Awards

	Restricted Stock	Reversal of Expense for Stock
Name	Expense	Performance Awards	Total Stock Awards

Ronald A. Fromm	$581,607	$(498,716)	$82,891
Mark E. Hood	126,206	(109,992)	16,214
Diane M. Sullivan	403,316	(368,619)	34,697
Joseph W. Wood	101,926	(154,494)	(52,568)
Richard M. Ausick	186,963	(193,561)	(6,598)

(3)	The amounts in the Option Awards column reflect the expense or reversal of expense recognized for financial reporting purposes for fiscal 2008, in accordance with FAS 123R for awards of stock options subject to vesting, except that the impact of expected forfeitures has been excluded from this table. These amounts relate to stock options granted in and prior to fiscal 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The actual number of option awards granted in fiscal 2008 and the grant date fair value is shown in the Grants of Plan-Based Awards table and the terms of the option awards are described in the notes to such table. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions and resulting average fair value as follows:

	2008	2007	2006	2005	2004

Risk-free Interest Rate	3.0%	4.4%	4.7%	4.2%	3.5%
Dividend Yield	2.2%	0.9%	1.0%	1.2%	1.0%
Expected Volatility	40%	40%	42%	44%	43%
Expected life of option	7 yrs	7 yrs	7 yrs	7 yrs	7 yrs
Weighted Average Fair Value of Stock Options Granted	$5.30	$14.84	$10.37	$7.11	$7.63

The estimated fair value of the options is amortized to expense over the options’ vesting period. These amounts reflect the Company’s expense for these awards recognized in accordance with FAS 123R, and do not correspond to the actual value that might be realized by the executive officers.

The amounts in the Option Awards column have been calculated based on the following component expenses recognized for financial statement reporting purposes for fiscal 2008:

	Stock Option Expense
		Grants Prior
Name	2008 Grants	to 2008	Total

Ronald A. Fromm	$—	$167,626	$167,626
Mark E. Hood	—	58,226	58,226
Diane M. Sullivan	—	115,059	115,059
Joseph W. Wood	—	103,056	103,056
Richard M. Ausick	6,815	85,708	92,523

(4)	Amounts shown in the Non-Equity Incentive Plan Compensation column reflect pay-outs on the annual incentive award granted at the beginning of the fiscal year, earned based on performance during the fiscal year and payable in March of the subsequent fiscal year, with no payout made in March 2009 with respect to the 2008 annual award. These annual awards are described in detail under the heading “Description of Plan-Based Awards - Annual Incentive Awards,” as well as in the CD&A under the caption “Annual Incentive 2008.”

(5)	The NEOs participate in the Company’s qualified defined benefit pension plan and a non-qualified, unfunded SERP, and are eligible to participate in a non-qualified deferred compensation plan. Neither of these non-qualified plans pays “above market” interest on amounts deferred.

Prior to fiscal 2008, the measurement date for the pension plan and SERP were December 31st. Beginning in fiscal 2008, the measurement date changed to coincide with our fiscal year-end. As a result, the amounts shown reflect the annualized change in the actuarial present value of the NEOs’ accumulated benefit under all defined benefit plans from December 31, 2007 to January 31, 2009. These amounts are an estimate of the increase in the actuarial present value of the age 65 retirement accrued benefit under the Company’s tax-qualified pension plan that covers all employees and of the age 60 accrued benefit for the SERP that covers only selected executives. The change in actuarial value reflects the increase in value due to an additional year of credited service, increase in compensation level, increase in participant’s age, and changes in the actuarial assumptions between the measurement dates. For each year’s computation, these pension values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements for the applicable year. For fiscal 2008, see the notes to the Pension Benefits Table for additional information regarding assumptions used in this calculation. This column includes amounts for Mr. Hood that he was not entitled to receive at our fiscal year-end because such amounts were not vested.

(6)	“All Other Compensation” reflects for each NEO, valued at the Company’s incremental cost to provide the following benefits: (a) matching contributions by the Company pursuant to the Company’s 401(k) Plan; (b) supplemental executive disability insurance (based on Company reimbursement and included on individual’s W-2); (c) financial and tax planning services (based on Company cost or reimbursement); (d) relocation expenses; (e) personal use of Company aircraft, calculated as described below; and (f) certain miscellaneous “Other” benefits; all as shown in the table below:

		Supplemental	Financial	Personal		Personal Use
	Company	Executive	and Tax	Use of		of Company	Tax	One-time
	401(k) Plan	Disability	Planning	Company	Relocation	Paid Club	Gross-	Cash
Name	Match	Insurance(a)	Services	Aircraft(b)	Expenses(c)	Membership(d)	Up(e)	Payment(f)	Other(g)	Total

Ronald A. Fromm	$8,521	$3,397	$16,995	$304,064	$—	$688	$146	$—	$1,400	$335,211
Mark E. Hood	7,974	1,955	475	38,856	—	374	—	—	—	49,634
Diane M. Sullivan	8,050	3,328	—	71,888	—	—	—	—	—	83,266
Joseph W. Wood	8,050	4,659	2,500	63,779	316,201	—	166,230	13,000	—	574,419
Richard M. Ausick	8,078	2,287	2,256	—	2,283	—	—	13,000	55,365	83,269

(a)	Our NEOs receive additional disability insurance to supplement the Company-sponsored program for all employees that has a maximum of $20,000 per month. The executive disability program provides an additional $4,000 per month and the executive may be entitled to receive a catastrophic benefit of $8,000 a month. The executive pays the cost of this program and the Company reimburses the executive for the cost of the premiums.

(b)	The incremental cost to the Company of personal use of Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance (including major maintenance), on-board catering, landing /ramp fees, crew travel expenses, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to determine an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use (including additional miles for “dead-head” flights when the aircraft returns empty) to derive the incremental cost for personal miles flown, which is then increased by the Company’s lost tax deduction for these flights. This total is then divided by the number of personal miles flown to determine an “all-in” variable cost per mile and a total variable cost for each NEO based on miles flown. This methodology excludes fixed costs that do not change based on usage, such as pilots’ salaries, lease cost of the plane, and non-trip related hangar expenses. As this calculation method includes the variable costs for the miles flown, it is not affected by the number of passengers on the flight. Personal use of the corporate aircraft is included on the executive’s W-2 as taxable compensation using the Standard Industry Fare Level published by the Internal Revenue Service for each passenger, which is lower than the Company’s full actual cost (and, which for fiscal 2008 was as follows: Mr. Fromm $69,284, Mr. Hood $9,275, Ms. Sullivan $11,901, and Mr. Wood $10,065). As a result, the Company’s tax deductions on its federal tax return are limited to the SIFL rate and the Company foregoes the benefit of a tax deduction on the difference. On certain occasions, a NEO’s spouse or other family members may accompany an executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. In addition, use of Company aircraft to attend industry-related meetings and board meetings of certain charitable organization that have been approved in advance by the board of directors as being related to the Company’s business is not deemed to be personal use for purposes of this table or for tax purposes.

(c)	For Mr. Wood, includes expenses incurred in connection with the Company’s relocation of employees moving from Madison, Wisconsin to St. Louis, Missouri as part of our 2008 headquarters consolidation, all of which were in accordance with the standard plan except for a payment of $34,333 as an increase to the standard incidentals allowance and a payment of $266,740 as an increase to the loss allowance on the sale of his home. Our standard relocation plan provides for tax gross-up payments, and those amounts are included in the Tax Gross-Up column. The amount shown for relocation does not include the purchase of Mr. Wood’s home in Madison by our relocation services provider pursuant to the plan’s standard terms, but does include, as provided by the standard plan, $20,000 for lost value due to sale. The relocation benefits available to Mr. Wood (including his home sale to our relocation service company) are also discussed in the CD&A under the caption “What Perquisites Do the NEOs Receive?” For Mr. Ausick, this represents payments made in 2008 for a move in 2007 pursuant to our standard relocation plan.

(d)	This represents the Company’s estimated allocation for the cost of membership and monthly dues based on the NEOs personal use of club memberships provided for business purpose. Extra costs for personal use are paid directly by the NEO and are not included herein.

(e)	The tax gross-up amount for Mr. Wood related to relocation expenses in connection with the move of our Famous Footwear headquarters from Madison, Wisconsin to St. Louis, Missouri.

(f)	These one-time payments were made in lieu of a merit increase and consistent with prior practice. From a compensation perspective, these payments are neither intended nor considered to be a bonus and are discussed in the CD&A.

(g)	In addition to the personal benefits identified in the above table, our NEOs are eligible to receive standard health and welfare benefits, as well as a match of charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual, which benefits are available to all employees and not reflected in this table. The Company purchases tickets to certain sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and to maintain our community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, we do not believe that there is any aggregate incremental cost to us if a NEO uses these tickets for personal purposes. For Mr. Fromm, due to a mistake by the Company in not issuing certain shares in connection with a stock split in fiscal 2007, the Company paid Mr. Fromm $1,400 in fiscal 2008 for dividends missed on the belatedly issued shares. For Mr. Ausick, the amount represents an annual cost-of-living adjustment related to his relocation to New York City at the Company’s request.

(7)	During 2008, the value of Mr. Fromm’s pension and SERP accounts decreased by $193,609; this was due primarily to a change in the discount rate used to calculate these obligations, which was partially offset by an additional year of service.

(8)	Mr. Hood joined the Company on October 30, 2006.

Description of Plan-Based Awards

Pursuant to our 2002 incentive plan, the Compensation Committee grants both performance incentive awards as well as equity awards, and pursuant to the terms of the 2002 incentive plan, as well as severance agreements with our NEOs, the vesting provisions and payout levels may be altered by the occurrence of a change in control as well as involuntary termination, death, disability or retirement, all as described under the section entitled “Payments on

Termination and Change in Control.” Plan-based awards made in fiscal 2008, and/or outstanding at the 2008 fiscal year-end, included the following:

Annual Incentive Awards

We offer annual cash incentive awards to our executives to reward both Company (or division) financial performance and individual performance toward strategic objectives. When granted, the annual award opportunity is expressed as a percent of base salary, and represents the cash amount that constitutes the “target” amount payable if we reach a specified performance level. For 2008 and prior years, the principal performance metric was based on performance in accordance with the business plan, subject to adjustment for special charges and recoveries (adjusted earnings), resulting in an Adjusted EPS value. The 2008 annual incentive conditioned payment on reaching a threshold (minimum) level of Adjusted EPS, which then allowed payout at 50% of the individual’s target cash amount; meeting the specified performance goal for Adjusted EPS allowed payout at 100% and reaching or exceeding the maximum Adjusted EPS allowed a potential payout at 200%.

Subject to meeting the threshold performance level, the award would be calculated as follows:

Base Salary	x	Target Percentage of Salary	x	Performance Grid Payout Percent (50% to 200%)	=	$ annual cash incentive payable (subject to reduction at Committee’s discretion)

In addition to Company or division financial performance, any payout is based, in part, on achievement of individual goals established in the regular course of our performance review process. Thus, although excellent Company performance could result in a cash award up to two times the specified target percentage, payout above the specified percentage is not assured because the Compensation Committee has retained negative discretion to reduce any award payout based on individual performance or other reasons, including the quality of earnings. The Committee does not have discretion to increase the award, as that might eliminate the beneficial tax treatment for performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code. To receive any payout under this award, the NEO must be an employee at time of payout. The 2008 annual incentive awards are described in the CD&A under the caption “Annual Incentive 2008.”

Long-Term Incentive Awards

Long-term performance awards granted in 2006, 2007 and 2008 cover a three-year performance period, so that at certain times there may be outstanding awards covering three overlapping performance periods. Based on the awards’ metrics (which were Adjusted EPS and compound annual net sales growth for awards granted in 2006, 2007 and 2008), a grid of performance levels determines the performance percentage of the target award payable at the end of the performance period. Outstanding “performance share” awards were denominated for a target number of performance shares. Outstanding “performance unit” awards, which were granted for the first time in March 2008, were comprised of a target “performance share” award as well as a target “performance cash” award. The performance cash award specifies a target cash amount, and provides for a cash payout at the end of the performance period to be calculated by multiplying the performance percentage achieved by the target cash value. Subject to achieving the minimum cumulative Adjusted EPS at the end of the three-year period, the target shares or cash payout can result from different combinations of the performance metrics, with the maximum payment being 200% of the target award. Fluctuations in the price of our stock during the performance period will affect the ultimate value of the performance share award, but not the performance cash award. To receive any payout under this award, the NEO must be an employee at the end of the performance period.

In March 2009, the Compensation Committee determined that the 2006-2008 award would not be payable as the Company did not meet the minimum Adjusted EPS. In addition, we believe that meeting the minimum performance thresholds for payment on the 2007-2009 and 2008-2010 awards is highly unlikely. Thus, our consolidated financial statements for 2008 reflect the reversal of previously recorded expense for these awards, although the “Outstanding Equity Awards at Fiscal Year-End” table, as required by SEC rules, reflects potential payments for these awards at “target” level. Given current expectations and the desire to use shares available under our 2002 incentive plan for other awards, the holders of long-term incentive awards for the 2007-2009 and 2008-2010 performance periods have been requested to amend award agreements to provide that the performance share payout, if any, will be made in cash rather than in shares; and as of March 31, 2009, amendments have been signed for all of the NEOs and nearly all other participants holding these awards. The 2008-2010 long-term incentive awards are described in the CD&A under the caption “Long-Term Incentives 2008-2010 and Equity Grants.”

Equity Awards

In March 2008, we granted restricted stock awards to our NEOs with service-based cliff-vesting at the end of the fourth year. Prior to vesting, the holder receives dividends and has voting rights. We have limited the use of stock options for our most senior executives because they are less valued in the marketplace than direct share issuance, and therefore a less efficient use of a limited pool of shares in our shareholder-approved incentive plan. For stock options granted to our NEOs in 2008 and in prior years, the options provide for vesting in four annual installments, expiration ten years after the grant date, and an exercise price based on the mean of the high and low prices for the stock on the grant date.

Grants of Plan-Based Awards

The Compensation Committee generally grants stock and other incentive awards at its March meeting in connection with its review of executives’ performance during the previous year; for new hires and promotions, mid-year grants are generally made at the next meeting of the Committee. Pursuant to our 2002 incentive plan, the Compensation Committee granted both cash and equity incentive awards during the 2008 fiscal year, including the annual incentive awards, long-term incentive awards and equity grants in the form of restricted stock and stock options, each as described in the preceding section entitled “Description of Plan-Based Awards.” Additional information about plan-based awards granted in 2008 is included within the CD&A under the caption “How did the Committee set the NEOs’ compensation for fiscal 2008?” in the CD&A.

The following table shows information with respect to awards granted to the NEOs during the past fiscal year under the 2002 incentive plan:

Grants of Plan-Based Awards

								All Other	All Other			Grant
								Stock	Option			Date Fair
								Awards:	Awards:	Exercise	Closing	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Share	Stock
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			of Shares	Securities	Price of	Price on	and
		Awards(1)			Awards(2)			of Stock	Underlying	Option	Date of	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Grant	Awards
Name/Award	Date(3)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)	($/Share)	($/Share)	($)(2)(5)

Ronald A. Fromm
Annual Incentive	3/5/2008	$382,500	$765,000	$1,530,000
3 Year Perf. Award	3/5/2008	—	425,600	851,200	—	28,000	56,000					$851,200
Restricted Stock	3/5/2008							53,000				805,600

Mark E. Hood
Annual Incentive	3/5/2008	103,125	206,250	412,500
3 Year Perf. Award	3/5/2008	—	106,400	212,800	—	7,000	14,000					212,800
Restricted Stock	3/5/2008							13,000				197,600

Diane M. Sullivan
Annual Incentive	3/5/2008	294,000	588,000	1,176,000
3 Year Perf. Award	3/5/2008	—	296,400	592,800	—	19,500	39,000					592,800
Restricted Stock	3/5/2008							35,000				532,000

Joseph W. Wood
Annual Incentive	3/5/2008	186,200	372,400	744,800
3 Year Perf. Award	3/5/2008	—	106,400	212,800	—	7,000	14,000					212,800
Restricted Stock	3/5/2008							13,000				197,600

Richard M. Ausick
Annual Incentive	3/5/2008	144,900	289,800	579,600
3 Year Perf. Award	3/5/2008	—	106,400	212,800	—	7,000	14,000					212,800
Restricted Stock	3/5/2008							13,000				197,600
Stock Options	3/5/2008								2,500	$15.20	$14.88	14,275

(1)	These amounts show the range of payouts for the annual cash incentive “bonus” established for fiscal 2008 and for the cash component of the 2008-2010 long-term incentive.

For the annual cash incentive, the Threshold column reflects the minimum payment level under the Company’s annual incentive program, which is 50% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of the amount shown in the “Target” column. These amounts were based on the individual’s then-current salary. Based on the metrics described, the Company did not meet the minimum earnings threshold for fiscal 2008, and no payments were made on these awards.

For the cash component of the three-year performance award granted in March 2008, these columns show the range of cash payouts with respect to the fiscal 2008-2010 performance period, provided the Company’s performance exceeds the minimum performance criteria. However, provided the minimum performance criteria is met, there is no minimum or threshold level as to the amount of cash payout for these awards. The amounts shown as estimated future payouts reflect the performance cash awards at the target level and at the maximum level, which is 200% of such target amount. The actual cash amount that will be paid out at the end of the performance period, if any, generally cannot be determined prior to completion of the performance period because the amounts earned will be based upon our future performance. If our performance is below the minimum earnings level, then no performance payments will be made.

(2)	These columns show the range of share payouts under the long-term performance share awards granted in fiscal 2008 with respect to performance over fiscal 2008-2010. To the extent the Company’s performance exceeds the minimum performance criteria, a varying amount of shares of common stock up to the maximum could be earned. Thus, provided the minimum performance criteria is met, there is no minimum or threshold level as to the number of shares payable under these awards. The amounts shown as estimated future payouts reflect the performance share awards at the target level and at the maximum level, which is 200% of such target amount. The actual number of shares that will be paid out at the end of the performance period, if any, generally cannot be determined prior to completion of the performance period because the amounts earned will be based upon our future performance. If our performance is below the minimum earnings level, then no performance payments will be made.

(3)	The grant date is the date the Compensation Committee approved the award.

(4)	Dividends are paid on shares of restricted stock, when and if declared, at the same rate as paid to all shareholders. None of these restricted shares granted in 2008 were forfeited during the year.

(5)	Grant date fair value for awards is calculated as follows: (a) for restricted stock, by multiplying the number of shares granted by the mean of the high and low price of the Company’s common stock on the grant date ($15.20 on March 5, 2008), which was the date of Compensation Committee approval; (b) for option awards, by using the Black-Scholes option pricing model ($5.71 value per share on March 5, 2008), as described in Note 3 to the Summary Compensation Table; and (c) for long-term performance shares, by multiplying the maximum number of shares by the mean of the high and low price of the Company’s common stock on the grant date ($15.20 on March 5, 2008), which was the date of Compensation Committee approval. This value does not reflect estimated forfeitures or awards actually forfeited during the year; none of these awards were forfeited by the NEOs during the year.

The actual value, if any, that will be realized upon the exercise of an option, will depend upon the difference between the exercise price of the option and the market price of the common stock on the date the option is exercised. As of our 2008 fiscal year-end, all stock options granted in 2008 had an exercise price below the market price ($4.69 closing price on January 30, 2009), and as a result, had no intrinsic value.

The actual value realizable by the executive with respect to a grant of restricted stock depends on the market value of the shares when the executive sells the shares following the lapse of restrictions.

The actual value, if any, to be realized on the performance share awards granted under our 2002 incentive plan will depend on both the number of shares issued at the end of the performance period and the market price of the stock when payment is approved. Based on SEC guidance, the grant date fair value for performance share awards is based on the maximum award possible. However, based on management’s current expectation the we will not meet the minimum performance thresholds for payment of these long-term awards, the Company’s 2008 consolidated financial statements include no expense for these awards and all previously accrued expense has been reversed. See Note 2 to Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information with respect to the unexercised options, restricted stock and performance share awards (“Perf”) held by the NEOs as of January 31, 2009, our fiscal year-end.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity Incentive Plan
								Number of	Payout
							Market	Unearned	Value of
						Number	Value of	Shares,	Unearned
						of Shares or	Unearned	Units or	Shares,
		Number of	Number of			Units of	Shares or	Other	Units or
		Securities	Securities			Stock	Units of	Rights	Other
	Grant	Underlying	Underlying	Option		That Have	Stock That	That	Rights
	Date or	Unexercised	Unexercised	Exercise	Option	Not	Have Not	Have Not	That Have
	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Period	Exercisable(1)	Unexercisable(1)	($)(2)	Date	(#)(3)	($)(4)	(#)(5)	($)(6)

Ronald A. Fromm	3/6/2003	$—	—	$—	—	5,625	$26,381	—	$—
	3/4/2004	11,251	—	17.34	3/04/2014	—	—	—	—
	3/3/2005	22,500	22,500	14.91	3/03/2015	—	—	—	—
	3/2/2006	—	—	—	—	33,750	158,288	—	—
	3/8/2007	—	—	—	—	24,000	112,560	—	—
	3/5/2008	—	—	—	—	53,000	248,570	—	—
	Perf 2007-09	—	—	—	—	—	—	24,000	112,560
	Perf 2008-10	—	—	—	—	—	—	28,000	131,320

Total		33,751	22,500			116,375	545,799	52,000	243,880

Mark E. Hood	12/6/2006	7,500	7,500	32.91	12/6/2016	7,500	35,175	—	—
	3/8/2007	—	—	—	—	2,250	10,553	—	—
	3/5/2008	—	—	—	—	13,000	60,970	—	—
	Perf 2007-09	—	—	—	—	—	—	6,000	28,140
	Perf 2008-10	—	—	—	—	—	—	7,000	32,830

Total		7,500	7,500			22,750	106,698	13,000	60,970

Diane M. Sullivan	1/5/2004	112,500	—	16.54	1/5/2014	28,125	131,906	—	—
	3/3/2005	33,750	11,250	14.91	3/3/2015	—	—	—	—
	3/2/2006	11,250	11,250	21.20	3/2/2016	28,125	131,906	—	—
	3/8/2007	—	—	—	—	7,500	35,175	—	—
	3/5/2008	—	—	—	—	35,000	164,150	—	—
	Perf 2007-09	—	—	—	—	—	—	12,000	56,280
	Perf 2008-10	—	—	—	—	—	—	19,500	91,455

Total		157,500	22,500			98,750	463,137	31,500	147,735

Joseph W. Wood	2/7/2002	—	—	—	—	5,625	26,381	—	—
	3/6/2003	—	—	—	—	2,811	13,184	—	—
	3/4/2004	33,751	—	17.34	3/4/2014	—	—	—	—
	3/3/2005	21,258	11,250	14.91	3/3/2015	—	—	—	—
	3/2/2006	—	—	—	—	9,000	42,210	—	—
	3/8/2007	937	2,813	35.25	3/8/2017	—	—	—	—
	3/5/2008	—	—	—	—	13,000	60,970	—	—
	Perf 2007-09	—	—	—	—	—	—	6,000	28,140
	Perf 2008-10	—	—	—	—	—	—	7,000	32,830

Total		55,946	14,063			30,436	142,745	13,000	60,970

Richard M. Ausick	1/2/2002	8,918	—	7.07	1/2/2012	5,625	26,381	—	—
	3/6/2003	5,625	—	11.37	3/6/2013	2,811	13,184	—	—
	3/4/2004	16,874	—	17.34	3/4/2014	2,250	10,552	—	—
	3/3/2005	12,656	4,220	14.91	3/3/2015	—	—	—	—
	3/2/2006	3,375	3,375	21.20	3/2/2016	11,250	52,763	—	—
	8/22/2006	3,750	3,750	21.41	8/22/2016	7,500	35,175	—	—
	3/8/2007	1,499	4,500	35.25	3/8/2017	3,000	14,070	—	—
	3/5/2008	—	2,500	15.20	3/5/2018	13,000	60,970	—	—
	Perf 2007-09	—	—	—	—	—	—	6,000	28,140
	Perf 2008-10	—	—	—	—	—	—	7,000	32,830

Total		52,697	18,345			45,436	213,095	13,000	60,970

(1)	All options listed in the table have a term expiring ten years after the grant date and vest based on service at a rate of 25% on each anniversary of the grant date over the first four years of the ten-year option term.

(2)	The stock option exercise price is based on the mean of the high and low price for the Company’s common stock on the grant date.

(3)	Grants of restricted stock made through fiscal 2005 vest on anniversary dates as to 50% of the shares after four years from the date of the grant, an additional 25% after six years and the remaining 25% after eight years. Grants of restricted stock made in fiscal 2006, 2007 and 2008 cliff vest on the fourth anniversary of the grant date. Subject to earlier forfeiture or accelerated vesting, restricted stock outstanding on January 31, 2009 will vest as follows:

Grant Date	Vesting Schedule

1/2/2002	100% on 1/2/2010
2/7/2002	100% on 2/7/2010
3/6/2003	50% on 3/6/2009 and 50% on 3/6/2011
1/5/2004	50% on 1/5/2010 and 50% on 1/5/2012
3/4/2004	50% on 3/4/2010 and 50% on 3/4/2012
3/2/2006	100% on 3/2/2010
8/22/2006	100% on 8/22/2010
12/6/2006	100% on 12/6/2010
3/8/2007	100% on 3/8/2011
3/5/2008	100% on 3/5/2012

(4)	The fiscal year-end market value of unvested restricted stock is calculated by multiplying the number of unvested shares by $4.69, the closing price for our common stock at January 30, 2009, the last trading day of fiscal 2008.

(5)	Performance share awards granted in 2007 and 2008 do not vest until completion of the performance period, and the amount ultimately earned depends on whether we have met applicable performance criteria. Based on management’s current estimate that payout on these awards is not probable (and estimated for financial reporting purposes at zero), performance share awards for the performance periods of fiscal 2007-2009 and fiscal 2008-2010 are shown at target level. Performance share awards granted in fiscal 2006 to cover the performance period of fiscal 2006-2008 are not shown in this table as the awards expired as of fiscal 2008 year-end.

(6)	The fiscal year-end market value of the long-term awards is calculated by multiplying the number of unvested shares subject to the award by $4.69, the closing price of our stock on January 30, 2009, the last trading day of fiscal 2008. However, for financial reporting purposes, we have valued these outstanding performance share awards at zero. See Note 2 to Summary Compensation Table.

Option Exercises and Stock Vested

The following table shows information regarding options exercised and vesting of restricted stock and performance shares during fiscal 2008, and the “value realized” is calculated prior to payment of applicable withholding tax.

Option Exercises and Stock Vested

	Option Awards	Stock Awards
		Number of Shares
	Number of Shares	Acquired on Vesting
	Acquired on	Restricted	Performance	Value Realized
Name	Exercise	Stock	Shares	On Vesting(1)

Ronald A. Fromm	—	—	66,375	$1,008,900
Mark E. Hood	—	—	—	—
Diane M. Sullivan	—	—	49,781	756,671
Joseph W. Wood	—	5,625	33,188	592,911
Richard M. Ausick	—	2,250	8,297	159,853

(1)	The values shown are calculated as follows: (a) for restricted stock by multiplying the number of shares vested by the mean of the high and low price of our stock on the vesting date, and (b) for long-term performance shares, which we have deemed to have “vested” on February 2, 2008 (the last day of the performance period) but which were not approved for payout until March 5, 2008 (when our Compensation Committee determined that the performance criteria for the fiscal 2005-2007 performance period had been met), by multiplying the number of shares earned by $15.20, the mean of the high and low price of our stock on March 5, 2008. The number of shares and value realized includes shares that were withheld to pay taxes and were not issued.

Retirement Plans

Pension Plan

All salaried employees, including our NEOs, are eligible to participate in the Brown Shoe Company, Inc. Retirement Plan (“Retirement Plan”) after 12 months’ employment, working at least 1,000 hours and the attainment of 21 years of age. Plan participants who have completed five continuous years of employment with the Company are vested and earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. If the plan participant retires between the ages of 55 and 65 after at least 10 years of service, he is eligible for a subsidized monthly early retirement pension that is reduced 1/15 for each of the five years and 1/30 for each of the next five years that commencement of payment precedes age 65. The early retirement benefit is not subsidized if the participant has not completed 10 years of service, but is actuarially reduced to reflect payment prior to age 65. Of our NEOs, Mr. Fromm, who is over age 55 and has in excess of 10 years of service, is eligible for the subsidized early retirement benefit; and Mr. Ausick and Mr. Wood, each being over age 55 but with less than 10 years of service, are eligible for actuarially reduced early retirement benefits under the Retirement Plan.

The amount of monthly pension benefits is calculated based on years of service using a two-rate formula applied to each year of pension service. Generally, a participant receives credit for one year of service for each 365 days of full-time employment as an eligible employee with the Company, up to 35 years. A service credit of 0.825% is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed “covered compensation,” which is the 35-year average compensation subject to FICA tax based on a participant’s year of birth; and a service credit of 1.425% is applied to that portion of the average salary during those five years that exceeds said level. Annual earnings covered by the retirement plan consist of wages, commissions, bonuses based on a percentage of salary, and employee deferrals to a 401(k) saving plan, while all other amounts are excluded. For highly paid employees, benefits are limited pursuant to certain provisions of the Internal Revenue Code (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible benefits for a participant under a qualified retirement plan ($230,000 in 2008).

The accumulated benefit a participant earns under the Retirement Plan is payable starting after retirement based on the participant’s choice of payment option, including an annuity for the participant’s life, joint and survivor annuity, ten year certain and life annuity, Social Security level income option, and, only for benefits accrued before December 31, 1993, a lump sum payment. All forms of benefit are actuarially equivalent to the single life annuity.

Supplemental Executive Retirement Plan (SERP)

Certain key management employees who are participants in the Pension Plan, including the NEOs, are also eligible to participate in our SERP. The basic purpose of the SERP is to enable highly paid executives to receive pension benefits at a level commensurate with their earnings. More specifically, the Internal Revenue Code generally places a limit on the amount of annual pension that can be paid from a tax-qualified plan ($185,000 in 2008) as well as on the amount of annual earnings that can be used to calculate a pension benefit ($230,000 in 2008). For this reason, the Company maintains the SERP as a “non-tax qualified” plan that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limit. Thus, the SERP replaces a benefit that higher-earning employees lose under the tax-qualified pension plan. All benefits are payable as lump sums, and payments are made immediately in the event of a change in control. In addition, certain terms of the SERP enhance the benefits payable to employees who were plan participants prior to January 1, 2006, such as: an increase in the benefit formula for salary in excess of covered compensation (from 1.425% to 1.465%); an unreduced early retirement benefit at age 60 provided the participant has at least ten years service, and increased death benefits (from 50% to 75% in the event of death prior to age 55 and from 50% to 100% in the event of death after age 55). The SERP is unfunded and all payments to a participant will be made from our general assets; accordingly, these benefits are subject to forfeiture in the event of bankruptcy.

In February 2008, the SERP was amended and restated to allow amounts deferred pursuant to the recently adopted deferred compensation plan to be included as earned compensation. In addition, the plan was updated for changes to Internal Revenue Code section 409A and to change the definition of “change in control” to be the same as that used in our executive severance agreements (whereas the prior definition was the same as that used in our 2002 incentive plan). Upon a change in control, the SERP provides that vesting requirements will be waived, an enhanced early retirement benefit will be available for pre-2006 participants (as described in the paragraph that follows), and the lump sum value of the participant’s benefit will become immediately payable notwithstanding that the participant remains employed. Pursuant to our severance agreements, in the event of the participant’s termination following a change in control, the participant will be credited with an additional three years of service.

Messrs. Fromm, Wood and Ausick and Ms. Sullivan participated in the SERP prior to 2006, and based on their earlier enrollment date, they are “grandfathered” as to previously available enhanced benefits. As currently operated for newer participants (such as Mr. Hood), the SERP functions as a restoration plan and does not provide the enhanced benefits. Of our NEOs, only Mr. Fromm is eligible for a subsidized early retirement benefit under the SERP. (Mr. Ausick and Mr. Wood could retire immediately but would not be eligible for the SERP early retirement subsidy.)

Pension Benefits Table

The table below quantifies the present value of the future benefits payable under the Company’s two defined benefit pension plans (the Retirement Plan and the SERP) for the NEOs as of January 31, 2009.

		Number of	Present Value of
		Years Credited	Accumulated	Payments During
Name	Plan Name	Service(#)(1)	Benefit($)	Last Fiscal Year($)

Ronald A. Fromm(4)	Retirement Plan	22	$411,454(2)	$—
	SERP	22	4,810,686(3)	—

Mark E. Hood(5)	Retirement Plan	2	39,614(2)	—
	SERP	2	32,582(3)	—

Diane M. Sullivan(4)	Retirement Plan	5	72,458(2)	—
	SERP	5	512,071(3)	—

Joseph W. Wood(4)	Retirement Plan	7	169,450(2)	—
	SERP	7	639,801(3)	—

Richard M. Ausick(4)	Retirement Plan	7	114,713(2)	—
	SERP	7	493,054(3)	—

(1)	The years of credited service are based on actual service and do not reflect additional credited service as might be applicable in the event of a change in control under the severance agreements.

(2)	For the Retirement Plan, the calculation of the present value of the accumulated benefit assumes:

— each participant’s benefit commences at age 65, the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2009 using a discount rate of 6.50%;

— the benefits accrued after 1993 are payable as a single life annuity;

— post-retirement mortality based on the RP2000 combined table projected to 2024, as required by the Pension Protection Act for 2009 funding calculations; and

— benefits for Mr. Fromm accrued prior to 1994 are paid as a lump sum using interest rates of 5.44% for payments prior to January 31, 2014; 5.95% for payments after January 31, 2014 and prior to January 31, 2029; and 5.41% for payments after January 31, 2029.

(3)	For the SERP, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at the later of age 60 or ten years of service, the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2009 using a discount rate of 6.50%.

(4)	Mr. Fromm, Ms. Sullivan, Mr. Wood and Mr. Ausick are currently vested, and if any of them left the Company as of January 31, 2009, they would have been eligible for a lump sum payment from the SERP of approximately $4,766,777, $352,082, $654,496 and $315,306, respectively. These amounts would be credited with interest and paid six months after retirement.

(5)	As of January 31, 2009, Mr. Hood was not vested in either the Retirement Plan or the SERP; thus, he would not have been entitled to receive these amounts had he left the Company on that date.

Savings Plan (401(k) Plan)

Substantially all of our salaried employees, including the NEOs, are eligible to participate in the Brown Shoe Company, Inc. 401(k) Plan, a defined contribution plan qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute the lesser of up to 30% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis. Annual salary includes salary, commissions, wages, overtime pay, foreign service premium payments, bonuses paid under a formal bonus program and pre-tax amounts contributed to this plan or a Section 125 Cafeteria Plan. The Company will match 75% on the first 2% of pay that is contributed to the 401(k) Plan and 50% of the next 4% of pay contributed. The matching contributions are invested in the Company’s stock. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, although only Company matching contributions can be invested in the Company stock fund. The 401(k) Plan is designed to provide for distributions in a lump sum or installments after termination of service. However, loans and in-service distributions under certain circumstances, such as hardship, are permitted. Employee contributions to the 401(k) Plan are fully-vested upon contribution while matching contributions are subject to a three-year vesting requirement.

Non-Qualified Deferred Compensation

Commencing January 1, 2008, selected key executives, including the NEOs, became eligible to participate in the deferred compensation plan. Under this plan, a NEO may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other compensation (with deferral of annual incentive awards authorized by the Compensation Committee for deferral), and thereby defer taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least three years after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or in up to 15 annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly-available investment funds, based on the participant’s election, and the investment funds available are expected to be substantially similar to the mutual fund-type investments available from time to time under our 401(k) Plan. Accordingly, above market earnings will not result under this plan. In general, the participant can receive “in-service” hardship withdrawals, but withdrawals not based on hardship are not allowed while still employed. The Company is not required to make any contributions to this plan and has unrestricted use of any amounts deferred by participants. Although the Company has established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation . The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the suspension of payments for six months after such date.

The following table shows contributions and earnings during fiscal 2008 and the account balances as of January 30, 2009 (the last business day of fiscal 2008) for our NEOs under the deferred compensation plan.

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
	Contributions in	Contributions	Earnings(Loss) in	Distributions in	Last Fiscal
Name	Fiscal 2008(1)	in Fiscal 2008	Fiscal 2008	Fiscal 2008	Year-End(2)

Ronald A. Fromm	$437,500	$—	$(105,072)	$—	$348,809
Mark E. Hood	6,402	—	83	—	6,949
Diane M. Sullivan	—	—	—	—	—
Joseph W. Wood	—	—	—	—	—
Richard M. Ausick	14,502	—	(2,518)	—	12,542

(1)	These amounts represent the executive’s contributions during fiscal 2008, and were also included in the “Salary” column in the Summary Compensation Table for 2008.

(2)	Except for the executive’s contributions in 2008, the following amounts have been reported in the Summary Compensation Table in prior years ($16,346 for Mr. Fromm, $463 for Mr. Hood, and $557 for Mr. Ausick).

Payments on Termination and Change in Control

The Company is not a party to traditional employment agreements with its NEOs, but it does have severance agreements with each of them. These agreements provide that if one of our NEOs was terminated by the Company without cause, or following a change in control was to terminate “for good reason” or be terminated by the Company, the NEO would be subject to a non-compete agreement and be entitled to certain payments or benefits, in addition to those otherwise available under our stock incentive plans, retirement plan and SERP. The severance agreement for Mr. Fromm also provides benefits in the event of a termination for good reason. Our stock incentive plans contain “single trigger” provisions for accelerated vesting of restricted stock and pro-rated rights to incentive awards that subsequently pay out in the event of death or retirement. These incentive plans also trigger full acceleration of unvested restricted stock and stock options, as well as payment of incentive awards at target level (pro-rated for the portion of the performance period elapsed prior to the change in control), in the event of a change in control (even if the executive remains with the Company after the control change, regardless of whether options are assumed or restricted shares are substituted by the surviving company). Our SERP also provides “single trigger” benefits following a change in control, including full vesting and an enhanced benefit if the participant is under age 60; with payout to occur within 30 days following a change in control. The severance agreements, however, generally provide for “double trigger” benefits if employment is terminated following a change of control, whether by the Company for cause or by the executive for good reason.

Under our stock incentive plans, a “change in control” generally consists of any of the following: any person acquires more than 30% of the Company’s common stock through a tender offer, exchange offer or otherwise; the Company is liquidated or dissolved following a sale of substantially all assets; or the Company is not the surviving parent corporation following a merger or consolidation. Under the severance agreements, the SERP and the deferred compensation plan, a “change in control” is defined similarly to the severance agreements, and results when: any person acquires 30% or more of the Company’s common stock (other than acquisitions directly from the Company); or the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; or the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity.

Additional Benefits on Termination and Change in Control

The following table shows the types of additional or accelerated benefits that result on change in control (“CIC”) and certain other events of termination for our NEOs. The definitions for a “good reason” termination and “Change in Control” are included in the discussion of “Severance Agreements” herein, and the definition of “Change in Control” under our 2002 incentive plan is provided in the preceding paragraph. The source of the additional benefits is either our stock incentive plans or SERP (light gray background) or the severance agreements (darker gray background):

Additional Benefits on Termination and Change in Control (CIC)

					Involuntary		Severance or Good
	Voluntary			Permanent	Termination, not for	CIC, but No	Reason Termination
	Separation	Death	Retirement	Disability	Cause	Termination	After CIC
Additional Cash (salary)	None	None	None	None	2x highest salary in past 5 yrs	None	3x highest salary in past 5 yrs

Stock Option	Forfeit unvested				Accelerate 2 years’ vesting	Accelerate all	Accelerate all

Restricted Stock	Forfeit unvested	Accelerate all		Forfeit unvested	Accelerate 2 years’ vesting	Accelerate all	Accelerate all

Annual Incentive (Bonus) for Year	Forfeit	At end of performance period, prorated payout based on performance achieved			Payout based on target, prorated for time served.	Payout based on target, prorated for time served prior to CIC.

Additional Bonus	N/A	N/A			2x target bonus	N/A	3x target bonus

Long-Term Incentive	Forfeit except for the LTIP ending FYE’ 08	At end of performance period for each LTI, prorated payout based on performance achieved			No effect	Payout based on target (all LTI), prorated for time served prior to CIC.

SERP	Lump sum payment (may be reduced in the event of death)

Based on: lump sum value of the accumulated benefit, and

	Benefit based on actual years of service						3 yrs extra service credited

	Benefit based on age at termination					If under age 60, enhanced to pay as if retirement age (for pre-2006 participants only)

	Payable only if vested (5 yrs)					Accelerates vesting

	Payable 6 months after termination (30 days after death)					Payable 30 days after CIC

Welfare Benefits	N/A				24 months medical/dental	N/A	36 months medical/dental

Outplacement	N/A				available	N/A	available

Tax Reimbursement	N/A				N/A	N/A	Modified available(1)

(1)	Relates to reimbursement for excise taxes (and gross-up for income taxes and FICA thereon) if the total payments deemed to be “parachute” payments exceed the Internal Revenue Code limit by more than 10%. Individuals receiving payments that exceed the limit by less than 10% would have their payments reduced to that limit to avoid any excise tax.

Estimate of Payments Upon Termination and Change in Control

The table “Estimates of Payments Upon Termination and Change in Control” that follows includes estimates of potential payments upon termination as if our NEOs had terminated as of January 30, 2009 (the last business day of fiscal 2008), including the value of already-vested benefits as well as the acceleration of unvested benefits upon change of control. The termination scenarios covered by the table include voluntary termination both prior to and following a change in control, and involuntary (or good reason) termination both prior to and following a change in control, as well as death, permanent disability and retirement (at age 65). Except for voluntary termination, payments under certain termination scenarios reflect acceleration of award rights under our 2002 incentive plan or additional benefits receivable under our severance agreements or SERP, none of which are available to all employees.

The payment estimates in the following table exclude the NEO’s deferred compensation balances, as the Company has not contributed to these amounts; also, because these amounts were earned, vested and disclosed as salary in the Summary Compensation Table in prior years, and are payable upon or subsequent to termination due solely to the individual’s deferral election for tax purposes, to include these account balances as a termination payment would be duplicative for the NEO who previously chose to defer.

Estimate of Payments Upon Termination and Change in Control Table

	No Change in Control						Within 24 Months After CIC
		Good	Involuntary					Involuntary
		Reason	Termination					or Good
	Voluntary	Termin-	Not for				Voluntary	Reason
Name	Termination	ation(1)	Cause	Death	Disability	Retirement	Termination	Termination

Ronald A. Fromm
Additional Payments on CIC or Termination
Accelerated Options(2)	N/A	$-0-	$-0-	N/A	N/A	N/A	$-0-	$-0-
Restricted Stock(2)	N/A	171,476	171,476	$545,799	N/A	$545,799	545,799	545,799
Long-term Incentive(3)	N/A	-0-	-0-	-0-	$-0-	-0-	390,594	390,594
SERP(4)	$-0-	-0-	-0-	-0-	-0-	-0-	429,124	1,188,383
Cash Severance/Bonus(5)	N/A	3,995,000	3,995,000	N/A	N/A	N/A	765,000	5,610,000
Medical/Outplacement(6)	N/A	35,434	35,434	N/A	N/A	N/A	N/A	40,651
Tax Reimbursement(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	-0-

Total Additional	-0-	4,201,910	4,201,910	545,799	-0-	545,799	2,130,517	7,775,427

Already-Vested Benefits
Options (Spread)(2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(8)	4,766,777	4,766,777	4,766,777	4,712,160	4,766,777	4,766,777	4,766,777	4,766,777
Pension Plan(8)	444,394	444,394	444,394	216,824	444,394	444,394	444,394	444,394
401(k) Plan(9)	287,597	287,597	287,597	287,597	287,597	287,597	287,597	287,597

Total Already-Vested	5,498,768	5,498,768	5,498,768	5,216,581	5,498,768	5,498,768	5,498,768	5,498,768

TOTAL Additional Plus Vested Benefits	5,498,768	9,700,678	9,700,678	5,762,380	5,498,768	6,044,567	7,629,285	13,274,195

	No Change in Control						Within 24 Months After CIC
		Good	Involuntary					Involuntary
		Reason	Termination					or Good
	Voluntary	Termin-	Not for				Voluntary	Reason
Name	Termination	ation(1)	Cause	Death	Disability	Retirement	Termination	Termination

Mark E. Hood
Additional Payments on CIC or Termination
Accelerated Options(2)	N/A	N/A	-0-	N/A	N/A	N/A	-0-	-0-
Restricted Stock(2)	N/A	N/A	35,175	106,698	N/A	106,698	106,698	106,698
Long-term Incentive(3)	N/A	-0-	-0-	-0-	-0-	-0-	169,578	169,578
SERP(4)	-0-	-0-	-0-	-0-	-0-	-0-	35,399	137,811
Cash Severance/Bonus(5)	N/A	N/A	1,368,750	N/A	N/A	N/A	206,250	1,950,000
Medical/Outplacement(6)	N/A	N/A	41,340	N/A	N/A	N/A	N/A	49,510
Tax Reimbursement(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	577,326

Total Additional	-0-	-0-	1,445,265	106,698	-0-	106,698	517,925	2,990,923

Already-Vested Benefits
Options (Spread)(2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(8)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Pension Plan(8)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
401(k) Plan(9)	17,664	17,664	17,664	17,664	17,664	17,664	17,664	17,664

Total Already-Vested	17,664	17,664	17,664	17,664	17,664	17,664	17,664	17,664

TOTAL Additional Plus Vested Benefits	17,664	17,664	1,462,929	124,362	17,664	124,362	535,589	3,008,587

Diane M. Sullivan
Additional Payments on CIC or Termination
Accelerated Options(2)	N/A	N/A	-0-	N/A	N/A	N/A	-0-	-0-
Restricted Stock(2)	N/A	N/A	197,857	463,137	N/A	463,137	463,137	463,137
Long-term Incentive(3)	N/A	-0-	-0-	-0-	-0-	-0-	313,405	313,405
SERP(4)	-0-	-0-	-0-	-0-	-0-	-0-	224,884	610,025
Cash Severance/Bonus(5)	N/A	N/A	3,234,000	N/A	N/A	N/A	588,000	4,557,000
Medical/Outplacement(6)	N/A	N/A	35,434	N/A	N/A	N/A	N/A	40,651
Tax Reimbursement(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	-0-
Forfeiture to Avoid Tax(10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	(150,104)

Total Additional	-0-	-0-	3,467,291	463,137	-0-	463,137	1,589,426	5,834,114

Already-Vested Benefits
Options (Spread)(2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(8)	352,082	352,082	352,082	239,619	352,082	352,082	352,082	352,082
Pension Plan(8)	53,525	53,525	53,525	31,720	53,525	53,525	53,525	53,525
401(k) Plan(9)	81,501	81,501	81,501	81,501	81,501	81,501	81,501	81,501

Total Already-Vested	487,108	487,108	487,108	352,840	487,108	487,108	487,108	487,108

TOTAL Additional Plus Vested Benefits	487,108	487,108	3,954,399	815,977	487,108	950,245	2,076,534	6,321,222

	No Change in Control						Within 24 Months After CIC
		Good	Involuntary					Involuntary
		Reason	Termination					or Good
	Voluntary	Termin-	Not for				Voluntary	Reason
Name	Termination	ation(1)	Cause	Death	Disability	Retirement	Termination	Termination

Joseph W. Wood
Additional Payments on CIC or Termination
Accelerated Options(2)	N/A	N/A	-0-	N/A	N/A	N/A	-0-	-0-
Restricted Stock(2)	N/A	N/A	75,180	142,745	N/A	142,745	142,745	142,745
Long-term Incentive(3)	N/A	-0-	-0-	-0-	-0-	-0-	195,959	195,959
SERP(4)	-0-	-0-	-0-	-0-	-0-	-0-	289,384	761,911
Cash Severance/Bonus(5)	N/A	N/A	2,181,200	N/A	N/A	N/A	372,400	3,085,600
Medical/Outplacement(6)	N/A	N/A	35,434	N/A	N/A	N/A	N/A	40,651
Tax Reimbursement(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	-0-

Total Additional	-0-	-0-	2,291,814	142,745	-0-	142,745	1,000,488	4,226,866

Already-Vested Benefits
Options (Spread)(2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(8)	654,496	654,496	654,496	959,069	654,496	654,496	654,496	654,496
Pension Plan(8)	154,218	154,218	154,218	84,731	154,218	154,218	154,218	154,218
401(k) Plan(9)	84,051	84,051	84,051	84,051	84,051	84,051	84,051	84,051

Total Already-Vested	892,765	892,765	892,765	1,127,851	892,765	892,765	892,765	892,765

TOTAL Additional Plus Vested Benefits	892,765	892,765	3,184,579	1,270,596	892,765	1,035,510	1,893,253	5,119,631

Richard M. Ausick
Additional Payments on CIC or Termination
Accelerated Options(2)	N/A	N/A	-0-	N/A	N/A	N/A	-0-	-0-
Restricted Stock(2)	N/A	N/A	126,184	213,095	N/A	213,095	213,095	213,095
Long-term Incentive(3)	N/A	-0-	-0-	-0-	-0-	-0-	195,959	195,959
SERP(4)	-0-	-0-	-0-	-0-	-0-	-0-	238,822	518,082
Cash Severance/Bonus(5)	N/A	N/A	1,835,400	N/A	N/A	N/A	289,800	2,608,200
Medical/Outplacement(6)	N/A	N/A	41,340	N/A	N/A	N/A	N/A	49,510
Tax Reimbursement(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	-0-

Total Additional	-0-	-0-	2,002,924	213,095	-0-	213,095	937,676	3,584,846

Already-Vested Benefits
Options (Spread)(2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(8)	315,306	315,306	315,306	420,906	315,306	315,306	315,306	315,306
Pension Plan(8)	90,679	90,679	90,679	60,843	90,679	90,679	90,679	90,679
401(k) Plan(9)	101,945	101,945	101,945	101,945	101,945	101,945	101,945	101,945

Total Already-Vested	507,930	507,930	507,930	583,694	507,930	507,930	507,930	507,930

TOTAL Additional Plus Vested Benefits	507,930	507,930	2,510,854	796,789	507,930	721,025	1,445,606	4,092,776

(1)	For Mr. Fromm only, his severance agreement provides benefits in the event of a termination for good reason; and the benefits available are the same as those provided for an involuntary termination without cause.

(2)	These rows reflect the value of stock options and restricted stock awards receivable due to the events indicated; the values for shares have been calculated by multiplying the number of shares accelerated or receivable by the closing price of our stock on January 30, 2009, the last business day of fiscal 2008, and for option shares, the value is reduced by the exercise price. The spread value of options already vested as of fiscal year-

end are included in the Already Vested Benefits list for each individual, and all stock options as of January 30, 2009 were under water.

(3)	Under the terms of our 2002 incentive plan, pro rata payment is made for outstanding long-term incentives, based on performance, in the event of death, disability and retirement; however, as neither the 2007-2009 nor 2008-2010 awards are expected to have a payout, no value is shown for these awards. Our 2002 incentive plan also provides that in the event of a change in control, the long-term incentive awards are payable assuming targeted performance goals are met, with payment prorated based on service through the termination date in proportion to the performance period of the award.

(4)	As additional benefits, upon a change in control, SERP participants not yet vested become fully vested; and participants who became participants prior to January 1, 2006 are eligible for an enhanced early retirement benefit. Furthermore, under the severance agreements, if there is an involuntary or good reason termination following that change of control, then each participant receives an additional three years of credited service.

(5)	Cash Severance/Bonus payments include amounts payable under the terms of our annual incentive awards under our 2002 incentive plan, which provides for payment following a change in control of a prorated award assuming performance targets are met. In addition, the severance agreements provide for payments equal to two times salary plus bonus, plus a pro-rated bonus for the year of termination in the event of involuntary termination, and three times salary plus target bonus, plus a pro-rated bonus for the year of termination in the event of termination within two years after a change in control.

(6)	The severance agreements with the executive officers entitle them to medical and dental benefits for 18 months, plus a cash payment equal to six months (if no change in control) or 18 months (if a change in control) of the Company’s cost to provide such benefits, following certain covered terminations, as more fully described under the heading “Payments on Termination or Change in Control — Severance Agreements.” In addition, the severance agreements provide for outplacement services. The amounts in this column represent the present value of health care benefits to be provided, which was estimated based on assumptions used by the Company for financial reporting purposes, plus $25,000 for outplacement.

(7)	As provided in the severance agreements for a termination occurring following a change in control, the tax reimbursement to Mr. Hood represents a reasonable estimate of costs of to cover his excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. In making this calculation, a portion of these termination benefits is deemed to be in consideration of non-competition agreements or as reasonable compensation. The assumptions used to calculate this estimate are: a federal corporate tax rate of 35%, a state tax rate of 6% for Missouri residents and a discount rate of 0.97%.

(8)	The already-vested amounts payable under the Pension Plan and SERP may be different from those shown in the Pension Benefits table because the actuarial assumptions used for purposes of these two tables are different. For participants vested under the Pension Plan (Mr. Fromm, Ms. Sullivan, Mr. Wood and Mr. Ausick), this row includes the present value of amounts payable (from the qualified trust), assuming the executive terminated as of January 30, 2009; which includes a lump sum payment for benefits accrued prior to January 1, 1994 (for Mr. Fromm only) and the present value of the remaining annuity benefits payable commencing at age 65, using the assumptions shown in Note 2 following the Pension Benefits Table. In the event of death, both of these plans provide for a reduced lump sum benefit for the surviving beneficiary, and such benefit, among other factors, is based upon the age of the deceased executive’s spouse. For Mr. Hood, who was not vested under the pension plan as of January 31, 2009, no benefits would be payable under any termination scenario; and under the SERP, he is not entitled to the early enhancement benefit because he commenced participation in the SERP after January 1, 2006.

For the participants vested under the SERP (Mr. Fromm, Ms. Sullivan, Mr. Wood and Mr. Ausick), the already-vested benefits include a lump sum payable six months after termination; these payments are based on the same assumptions used under the qualified plan to determine actual lump sums during 2009.

(9)	This row includes cash amounts distributable had the executive terminated as of January 30, 2009 from the Company’s 401(k) Plan.

(10)	Pursuant to the terms of the severance agreements, because payments to Ms. Sullivan would not exceed the payment cap for excise tax by more than 10%, her severance payments would be reduced so that no excise tax would be payable. This reduction is shown as a forfeiture of payments.

Severance Agreements

The severance agreements with our NEOs are for a three-year term that is automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. The agreements for Mr. Fromm, Ms. Sullivan, Mr. Wood and Mr. Ausick were entered into as of March 31, 2006, and the agreement for Mr. Hood was entered into as of October 29, 2006.

Regardless of the reason for termination, the severance agreements require that the executive comply with a post-termination non-compete provision that restricts the executive from providing any executive level or consulting services to any competitor in the U.S. footwear industry or interfering with the Company’s customer relationships. In addition, if any payment to the executive following a change in control would subject the executive to excise tax under Section 4999 of the Internal Revenue Code, the executive would be entitled to receive an additional payment in an amount sufficient to cover that amount (being a reimbursement for excise taxes and tax gross-up on the reimbursement). The executive officers are entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control.

The severance agreements provide no benefits in the event of a voluntary termination without good reason.

Termination Not Related to Change in Control.  The severance agreements for our NEOs provide that if the executive is terminated by the Company without cause at any time or more than 24 months after a change in control, the executive will be entitled to receive:

•	a lump sum cash payment following termination equal to 200% of the sum of executive’s base salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and target annual cash incentive for the year of termination;

•	a lump sum cash payment equal to executive’s prorated target annual cash incentive for the year of termination;

•	continued coverage under the Company’s medical and dental plans for 18 months, followed by a cash payment equal to the company’s cost for an additional six months of coverage;

•	immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over the two-year period following termination; and

•	outplacement services.

All of these benefits are also applicable to Mr. Fromm if he terminates his employment within 90 days after good reason (such as reduction in salary or position, relocation of principal office without employee’s consent, or material increase in travel), unless his decision to terminate for good reason is within 24 months after a change in control, in which event he is entitled to receive the benefits described below.

Termination Following a Change in Control.  The severance agreements for our NEOs provide benefits following a change in control which are based on a dual trigger; that is, there must be a change in control and within a certain period of time there must be an involuntary termination of employment. If a change of control occurs and within 24 months after a change in control an executive officer is (a) terminated by the Company without cause or (b) terminates employment within 90 days after “good reason”, the executive officer will be entitled to receive:

•	lump sum cash payment equal to 300% of the sum of executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and target bonus for the year of termination;

•	lump sum cash payment equal to the executive’s prorated target bonus for the year of termination;

•	continued coverage under the Company’s medical and dental plans for 18 months followed by a cash payment equal to the Company’s cost for an additional 18 months of coverage;

•	immediate vesting of all outstanding awards of restricted stock and outstanding stock options;

•	outplacement services;

•	additional three years of credited service under the SERP; and

•	tax reimbursement payment only if total payments subject to excise tax exceed by more than 10% the payment cap that triggers the tax; if such payments exceed the cap by less than 10%, then the payments will be reduced to the level of the payment cap to avoid application of the tax.

Following a change in control, the Company will pay the executive’s legal fees to the extent the executive prevails on a claim contesting a termination for cause or a Company determination on payments or to enforce their rights under the agreement.

Key Definitions.  A “change in control” for purposes of the severance agreements generally consists of any of the following:

•	any person acquires 30% or more of the Company’s common stock (other than acquisitions directly from the Company); or

•	The incumbent board (and their successors approved by at least a majority of the directors then in office) cease to constitute a majority of the board; or

•	the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

A termination for “good reason” for the executive generally includes any of the following Company actions without the executive’s written consent:

•	a reduction in then-current base salary;

•	a reduction in status, position, responsibilities or duties;

•	the required relocation of executive’s principal place of business, without executive’s consent, to a location which is more than 50 miles from executive’s principal place of business;

•	a material increase in the amount of time executive is required to travel on behalf of the Company;

•	the failure of any successor of the Company to assume the severance agreement; or

•	a material breach of the severance agreement by the Company.

A termination “for cause” means the executive has engaged in:

•	willful misconduct which is materially injurious to the Company;

•	fraud, material dishonesty or gross misconduct in connection with the business of the Company, or conviction of a felony;

•	any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business;

•	illegal use of a controlled substance, using prescription medications unlawfully; or

•	abuse of alcohol.

The Internal Revenue Code disallows deductions for certain executive compensation that is contingent on a change in ownership or control.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2010 Annual Meeting

In order to be included in our proxy statement and proxy card for the 2010 annual meeting (currently scheduled to be held on May 27, 2010), we must receive a shareholder’s proposal by December 15, 2009 (120 days before the mailing date of the prior year’s proxy materials). Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In addition, under our bylaws, a shareholder who intends to present an item of business at the 2010 annual meeting (other than a proposal submitted for inclusion in our proxy materials) or to nominate an individual for election as a director at the 2010 annual meeting must provide notice to us of such business or nominee in accordance with the requirements in our bylaws not less than 90 days (by February 26, 2010) nor more than 120 days (by January 27, 2010) prior to the date of the 2010 annual meeting. Our bylaws set out specific information required to be included in the notice with respect to the shareholder and certain associated persons, the proposed business and, to the extent applicable, the proposed nominee. Our bylaws are available on our website at
www.brownshoe.com/governance.

In each case, notice must be given to our Senior Vice President, General Counsel and Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105.

Other

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, effective October 31, 2008, we purchased policies of directors’ and officers’ liability insurance from Federal Insurance Company, St. Paul Mercury Insurance Company, Navigators Insurance Company, Arch Insurance Company and Allied World Assurance Company (U.S.) Inc. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Brown Shoe Company, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2009 are $514,238. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The Company undertakes to provide, without charge, to each shareholder a copy of the Company’s Annual Report on Form 10-K for fiscal 2008, including the financial statements and financial statement schedules. For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105 or you may access such report on the Company’s website at www.brownshoe.com/secfilings.

Michael I. Oberlander
Senior Vice President, General Counsel
and Corporate Secretary

8300 Maryland Avenue
St. Louis, Missouri 63105

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. Please mark your votes as indicated in X this example The Board of Directors recommends a vote “FOR” all of the nominees listed below and a vote “FOR” Item 2. ITEM 1. ELECTION OF DIRECTORS ITEM 2. RATIFICATION OF ERNST & YOUNG LLP AS FOR AGAINST ABSTAIN Nominees: INDEPENDENT ACCOUNTANTS FOR WITHHOLD 0 1 Mario L. Baeza ALL FOR ALL 02 Joseph L. Bower 03 Julie C. Esrey 04 Carla Hendra 0 5 Michael F. Neidorff 0 6 Harold B. Wright Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.) Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAkE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEk. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERNET http://www.proxyvoting.com/bws Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, Important notice regarding the Internet availability of signed and returned your proxy card. proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Shareholders are available at: http://www.brownshoe.com/annualmeeting

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BROWN SHOE COMPANY, INC. The undersigned hereby appoints Ronald A. Fromm, Mark E. Hood and Michael I. Oberlander, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Brown Shoe Company, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 28, 2009 or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed, on the other side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 Address Change/Comments SOUTH HACKENSACK, NJ 07606-9250 (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE You can now access your Brown Shoe Company, Inc. account online. Access your BNY Mellon Shareowner Services shareholder account online via Investor ServiceDirect (ISD). The transfer agent for Brown Shoe Company, Inc. now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time www.bnymellon.com/shareowner/isd Investor ServiceDirect Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.